As filed with the Securities and Exchange Commission on March 8, 2001

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                                MOBILENTITY, INC.
         ---------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

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
          DELAWARE
(State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
incorporation or organization)              Classification Code Number)                 Identification No.)


                                                                             Paul Lewis
1 Main Street, Second Floor                                           1 Main Street, Second Floor
Clinton, New Jersey 08809                                              Clinton, New Jersey 08809
(908) 730-0066                                                             (908) 730-0066
-------------------------------------------------------            ----------------------------------
(Address and telephone number of registrant's principal           (Name, address and telephone number
  executive offices and principal place of business)                    of agent for service)


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                                   Copies to:
                            Henry F. Schlueter, Esq.
                              Paul T. Maricle, Esq.
                          Schlueter & Associates, P.C.
                          1050 17th Street, Suite 1700
                             Denver, Colorado 80202
                                 (303) 292-3883

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/
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                                          CALCULATION OF REGISTRATION FEE
======================================== =============== ===================== ====================== ===============
 Title of Each Class of Securities to     Amount to be     Proposed Maximum      Proposed Maximum       Amount of
             be Registered                 Registered     Offering Price Per    Aggregate Offering     Registration
                                                               Share(1)              Price(1)              Fee
---------------------------------------- --------------- --------------------- ---------------------- ---------------
Common Stock, $0.001 par value            5,000,000             $.001                 $0(1)               $50.00
---------------------------------------- --------------- --------------------- ---------------------- ---------------
                                                                                      (Footnotes on following page)
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(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and is based upon the book value of the Common Stock as of December 31,
     2000. At December 31, 2000, the Company had a negative book value of
     ($701,212). Accordingly, the filing fee to be paid pursuant to Section
     6(b)(4) of the Securities Act of 1933, as amended, is equal to $50.00.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


                                       ii



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                                        CROSS REFERENCE SHEET BETWEEN ITEMS
                                            OF FORM SB-2 AND PROSPECTUS

Item Number         Item                                                 Location in Prospectus
-----------         ----                                                 ----------------------

Item 1.             Front of Registration Statement and Outside Front    Cover Page
                    Cover of Prospectus

Item 2.             Inside Front and Outside Back Cover Pages of         Inside Front Cover and Outside Back Cover
                    Prospectus

Item 3.             Summary Information and Risk Factors                 Prospectus Summary, Risk Factors

Item 4.             Use of Proceeds                                      Not Applicable

Item 5.             Determination of Offering Price                      Not Applicable

Item 6.             Dilution                                             Not Applicalbe

Item 7.             Selling Security Holders                             Not Applicalbe

Item 8.             Plan of Distribution                                 Questions and Answers about Mobilentiy
                                                                         and the Spin-Off

Item 9.             Legal Proceedings                                    Legal Proceedings

Item 10.            Directors, Executive Officers, Promoters and         Management
                    Control Persons

Item 11.            Security Ownership of Certain Beneficial Owners      Principal Stockholders
                    and Management

Item 12.            Description of Securities                            Description of Securities

Item 13.            Interest of Named Experts and Counsel                Not Applicable

Item 14.            Disclosure of Commission Position on                 Undertakings
                    Indemnification for Securities Act Liabilities

Item 15.            Organization Within Last Five Years                  Business and Management's Discussion and
                                                                         Analysis

Item 16.            Description of Business                              Business

Item 17.            Management's Discussion and Analysis or Plan of      Management's Discussion and Analysis of
                    Operation                                            Financial Condition and Results of
                                                                         Operations

Item 18.            Description of Property                              Business

Item 19.            Certain Relationships and Related Transactions       Certain Transactions

Item 20.            Market for Common Equity and Related Stockholder     Cover Page of Prospectus, Risk Factors,
                    Matters

Item 21.            Executive Compensation                               Management-Executive Compensation

Item 22.            Financial Statements                                 Financial Statements

Item 23.            Changes In and Disagreements With Accountants on     Not Applicable
                    Accounting and Financial Disclosure



-------------------------------------------------------------------------------------------------------------------

                                                 EXPLANATORY NOTE

         This Registration Statement covers the registration of 5,000,000 shares of $0.001 par value common stock
(the "Common Stock") of Mobilentity,  Inc. (the "Company") which will be spun off to the shareholders of GETGO, Inc., the parent of the Company. The Company is a wholly-owned subsidiary of GETGO, Inc.



                                                                iii
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


                      [MOBILENTITY, INC. LOGO APPEARS HERE]


                                Mobilentity, Inc.
                                  Common Stock


     We are furnishing you with this prospectus in connection with the spin-off by GETGO Inc. ("GETGO") (formerly known as GetGo Mail.com Inc.) of ninety percent (90%) of the outstanding shares of common stock of Mobilentity, Inc. owned by GETGO Inc. to stockholders of GETGO Inc.

     GETGO Inc. will accomplish the spin-off by distributing ninety percent (90%) of the issued and outstanding shares of our common stock owned by GETGO Inc. to holders of record of GETGO Inc. common stock. The distribution of Mobilentity, Inc. common stock will be made on March __, 2001 to holders of record of GETGO Inc. common stock at the close of business on March __, 2001. This spin-off will be accomplished through a distribution of 0.375 shares of common stock of Mobilentity, Inc. for every one share of GETGO Inc. common stock. NO CONSIDERATION WILL BE PAYABLE BY GETGO INC. STOCKHOLDERS FOR THE MOBILENTITY, INC. SHARES, NOR WILL THEY BE REQUIRED TO SURRENDER OR EXCHANGE SHARES OF GETGO INC. COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE THE MOBILENTITY, INC. SHARES.

     There is currently no public market for the common stock of Mobilentity, Inc., and it is possible that no trading market will ever develop for the common stock of Mobilentity. Management believes that it is possible that a "when-issued" trading market may develop prior to the time of the spin-off. Mobilentity, Inc. common stock has not been approved for listing on any recognized exchange or with Nasdaq. It is expected that if a market develops, trading will occur on the Nasdaq bulletin board.

                          -----------------------------

     IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE --.

                         -----------------------------

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                          -----------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                          -----------------------------


                  THE DATE OF THIS PROSPECTUS IS MARCH __, 2001

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

Prospectus Summary.....................................................    1

Questions and Answers About Mobilentity and the Spin-Off...............    1

Summary Consolidated Financial Data....................................    4

Risk Factors...........................................................    5

Special Note Regarding Forward-Looking Statements......................   12

The Spin-Off...........................................................   13

Dividend Policy........................................................   16

Capitalization.........................................................   16

Selected Consolidated Financial Data...................................   17

Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................   18

Business...............................................................   19

Management.............................................................   29

Principal Stockholders.................................................   32

Description of Capital Stock...........................................   33

Limitation of Liability and Indemnification Matters....................   34

Shares Eligible for Future Sale........................................   35

Mobilentity's Relationship to GETGO After the Spin-Off.................   35

Legal Matters..........................................................   37

Experts................................................................   37

Where You Can Find More Information....................................   38

                                     [LOGO]

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all details concerning the spin-off and Mobilentity, Inc., including information that may be important to you. To better understand the spin-off and the business and financial position of Mobilentity, Inc. you should carefully review this entire document.

     In this prospectus, "Mobilentity," "we," "our" and "us" each refers to Mobilentity, Inc. and the business we conducted as a wholly-owned subsidiary of GETGO Inc.

            QUESTIONS AND ANSWERS ABOUT MOBILENTITY AND THE SPIN-OFF

What is the spin-off?

     The spin-off is designed to separate the unified messaging business from GETGO so that Mobilentity becomes a separate publicly traded company. GETGO Inc. will accomplish the spin-off by distributing to GETGO Inc. stockholders as a dividend ninety percent (90%) of the outstanding common stock of Mobilentity owned by GETGO Inc. For every share of GETGO Inc. common stock that you own of record on March __, 2001, you will receive 0.375 shares of Mobilentity common stock. For example, if you own 200 shares of GETGO Inc. common stock on the record date, you will receive 75 shares of Mobilentity common stock in the spin-off.

Why is GETGO Inc. effecting the spin-off?

     GETGO Inc.'s board of directors and management believe that separating Mobilentity from the rest of GETGO Inc.'s business will allow both GETGO Inc. and Mobilentity to:

     - focus their attention and financial resources on their respective businesses;

     -    pursue different strategies;

     -    react quickly to changing market environments;

     -    focus on each company's own strategic plan;

     -    develop incentive programs tailored to their own business; and

     - have greater capital planning flexibility and simplify their organizational and internal reporting structures.

What is the background of Mobilentity?

     In the spring of 2000, GETGO formed Mobilentity for the purpose of consolidating the Unified Messaging intellectual property that was owned by GETGO's wholly-owned subsidiary, GETGO Mail.com USA, Inc. and to acquire via merger certain Unified Messaging patent rights owned by Visual Access Corp. In conjunction with that effort the Company then raised $1.375 million to design and build a Unified Messaging card. The card is based on technology that was exclusively licensed to us by Visual Access Technologies, Inc., and allows a user to consolidate all message types conveniently into one place.

     In September 2000, Mobilentity signed a merger agreement with Visual Access Technologies, Inc., C-Voice, Inc., and Visual Access Corp. The merger agreement contemplates that C-Voice, Inc. and Visual Access Technologies, Inc. will transfer all of their intellectual property relating to unified messaging into Visual Access Corp. and that Visual Access Corp. will be merged into Mobilentity (the "Merger"). The Merger is subject to various conditions including among others: (i) the distribution to the shareholders of GETGO of not less than 90% of the shares of Mobilentity common prior to the Merger, and (ii) the closing of a financing involving either equity or convertible debt with a third party investor or investors in which Mobilentity receives minimum aggregate net proceeds of US$8,000,000 in which not more than 20% of Mobilentity's post merger common stock is either being issued or will be issued upon conversion. Further, the Merger is to be consummated by March 31, 2001, or the agreement to merge will terminate. There can be no assurance that we will be able to negotiate an extension of time within which to satisfy these conditions with Visual Access Corp.

What is the business of Mobilentity?

     If the merger with Visual Access Corp. is consummated, Mobilentity will be in the business of licensing its patented intellectual property in wireless and remote unified messaging and communications, building products for proof of concept around those technologies, and manufacturing and selling the GetGo Mail Card. If the merger with Visual Access Corp. is not consummated, Mobilentity will be only in the business of manufacturing and selling the GetGo Mail Card. If we consummate the merger with Visual Access Corp., we will acquire the following patents:

     U.S. Patent #5,572,576; #5,283,818; #5,390,236; and #5,524,140
     Audio Message Telephone Answering Device Linking Displayed Data with Recorded Audio Message. (Filing Date - May, 1992)

     In particular, these patents cover the following practices:

          1. Affix Caller-ID or any other visual indicator to a Voice Mail message;

          2. Allow an address book look-up in order to link the Caller-ID to other stored data;

          3.   View visual header information on a remote or wireless device;

          4. Dynamically access and play a particular voice mail message (random access);

          5. Press a dedicated button on a cellular telephone or other wireless device to access a user's inbox;

          6. Use caller look-up in a users' address book to call a number other than the one provided by Caller-ID.

     Mobilentity has shifted its core business focus to licensing its patents to other companies, thus allowing the technology to be included in new devices. Management believes that companies will license Mobilentity's Visual Access(TM) brand. It is our belief that Unified Messaging products from many manufacturers will carry our "VA" logo in much the same way that Dolby(TM) is incorporated into audio products made by many different companies.

     Mobilentity maintains offices at 1 Main Street and 6 Main Street in Clinton, New Jersey. The Company has eight (8) full-time employees, and two (2) part-time employees. The engineering department is comprised of four (4) full-time employees and two (2) part-time employees.

      The primary function of the engineering department is to develop new ideas where the Company can seek a patent application, as well as design new products, and write software around the patents that have been awarded.

Who will be the management of Mobilentity after the spin-off?

         Paul G. Lewis, President and Chief Executive Officer
         Frederick J. Scheel, Vice President of Technology Sales
         Kevin W. Black, Director of System Design

What will be the relationship between Mobilentity and GETGO after the spin-off?

     After the spin-off, GETGO will own only ten percent (10%) of our common stock. GETGO and Mobilentity will enter into agreements in connection with the spin-off to allocate responsibility for obligations arising prior to the spin-off and for some obligations that might arise in the future. GETGO will retain responsibility for liabilities and obligations relating to its business and we will assume responsibility for liabilities and obligations relating to our business. For a more complete discussion of the obligations of Mobilentity and GETGO to each other after the spin-off, see "Mobilentity's Relationship with GETGO After the Spin-Off."

What do I have to do to participate in the spin-off?

     Nothing. You are not required to take any action to receive Mobilentity common stock in the spin-off. No proxy or vote is necessary for the spin-off. You should not mail in GETGO stock certificates to receive Mobilentity shares. Our transfer agent will send to you your Mobilentity share certificates shortly after March __, 2001. The number of shares of GETGO common stock you own will not change as a result of the spin-off.

When will I receive my Mobilentity shares?

     If you hold your GETGO shares in your own name, your share certificates will be mailed to you on or about March __, 2001. You should allow several days for the mail to reach you. If you hold your GETGO shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record. Your receipt of Mobilentity shares depends on your arrangements with the nominee that holds your GETGO shares for you. For a more complete discussion of how the spin-off will be accomplished, see "The Spin-Off -- Manner of Effecting the Spin-Off."

Is the spin-off taxable for United States federal income tax purposes?

     The spin-off is taxable to United States stockholders. Mobilentity has received an opinion of tax counsel with respect to the tax consequences of the spin-off to United States stockholders. See "The Spin-Off -- Material Federal Tax Consequences" for a more complete discussion of the United States federal income tax consequences of the spin-off to holders of GETGO common stock.

Where will my shares of our common stock trade?

     Currently, there is no public market for Mobilentity common stock, and there can be no assurance that a market will develop in the future. Management anticipates that the Mobilentity common stock will trade on the Nasdaq Electronic Bulletin Board. You should note that Mobilentity common stock has not been approved for listing on any securities exchange, the Nasdaq SmallCap market or the Nasdaq National Market. For a more complete discussion of the potential public market for our shares following the spin-off, see "The Spin-Off -- Market for Mobilentity Common Stock."

What will happen to the listing of GETGO's shares on The Nasdaq SmallCap Market?

     GETGO common stock will continue to be listed on The Nasdaq SmallCap Market under the symbol "GTGO." GETGO expects that its common stock will continue to trade on a regular basis through and after the spin-off date.

Who do I contact for information regarding the spin-off, GETGO and Mobilentity?

     Before the spin-off, you should direct inquiries relating to the spin-off to:

GETGO Inc.
4610 South Ulster Street, Suite 150
Denver, Colorado  80237
Attention: Kristin Johnson
(303) 771-3850

     After the spin-off, you should direct inquiries relating to your investment in Mobilentity common stock to:

Mobilentity, Inc.
1 Main Street, Second Floor
Clinton, New Jersey 08809
Attention: Paul Lewis
(908) 730-0066

     After the spin-off, the transfer agent and registrar for the Mobilentity common stock will be:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South
Denver, Colorado 80209
Attention: Sally Rodgers
(303) 282-4800


                       SUMMARY CONSOLIDATED FINANCIAL DATA

Summary Financial Data

     The following tables present our summary financial data. The data presented in these tables are from "Selected Financial Data" and our historical financial statements and notes to those statements included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

     The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                              Inception to
                                                              December 31,
             Income Statement Data:                               2000
             ----------------------                               ----
             Sales, net                                               --
             Gross Profit                                             --
             Loss from Operations                              $  (885,383)
             Net Loss                                          $  (959,837)
             Loss Per Share                                           (.19)

                                                              Inception to
                                                               December 31,
             Balance Sheet Data:                                  2000
             -------------------                                  ----
             Current Assets                                    $   199,242
             Total Assets                                      $   659,206
             Total Liabilities                                 $ 1,614,043
             Stockholders' Deficit                             $  (954,837)

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this prospectus. Some of the following risks relate principally to the spin-off while other risks relate principally to our business in general and the industry in which we operate. Finally, other risks relate principally to the securities markets and ownership of our stock.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline.

     This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding, among other things, the growth of the unified messaging industry. You should not place undue reliance on those forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating To The Spin-Off

     We are subject to the following risks relating to the spin-off.

WE COULD INCUR SIGNIFICANT TAX LIABILITY

     GETGO and GETGO's stockholders may incur significant tax liability if the Internal Revenue Service does not accept our valuation of the contribution of the Mobilentity business or the spin-off. Should this occur, we could be jointly and severally liable for, and could be required to indemnify and pay GETGO for, taxes and resulting liabilities imposed upon GETGO with respect to the contribution or the spin-off. GETGO does not intend to seek a private letter ruling from the IRS. For a more complete discussion, see "The Spin-Off -- Material Federal Tax Consequences."

     In general, a tax will be payable by GETGO (in the case of the contribution or the spin-off) and GETGO stockholders (in the case of the spin-off only). In general, GETGO will be subject to tax as if it had sold the Mobilentity business in a taxable sale and the GETGO shareholders will generally be subject to tax as if they had received a taxable distribution equal to the fair market value of the Mobilentity stock distributed to them. For a more complete discussion of the tax consequences of the spin-off being taxable, see "The Spin-Off -- Material Federal Tax Consequences." Although the taxes described above generally would be imposed on GETGO and its stockholders, we would be liable for all or a portion of such taxes in the circumstances described below. First, as part of the spin-off, we will enter into a Tax Sharing and Disaffiliation Agreement with GETGO. This agreement will generally allocate, between GETGO and us, the taxes and liabilities relating to the spin-off. For a more complete discussion of the allocation of taxes and liabilities between GETGO and us under the Tax Sharing and Disaffiliation Agreement, see "Mobilentity's Relationship with GETGO After the Spin-Off -- Tax Sharing and Disaffiliation Agreement."

     Second, aside from the Tax Sharing and Disaffiliation Agreement, under United States federal income tax laws, Mobilentity and GETGO will be jointly and severally liable for GETGO's federal income taxes resulting from the spin-off being taxable.

WE WILL NOT BE ABLE TO RELY ON GETGO TO FUND FUTURE CAPITAL REQUIREMENTS AND, THEREFORE, WE MAY NOT BE ABLE TO PROVIDE FOR OUR CAPITAL NEEDS

     In the past, our capital needs have been satisfied by GETGO. However, following the spin-off, GETGO will no longer provide funds to finance our working capital or other cash requirements and will not guarantee our financial or other obligations. We cannot guarantee that financing, if needed, will be available on favorable terms.

     We believe that our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. At this time we are experiencing a severe liquidity crisis, and in the absence of raising additional funds may not be able to continue in business. Management is optimistic that additional financing will be obtained; however, there can be no assurance that such financing will be obtained or that if obtained that it will be on favorable terms.

     However, to increase our financial resources, we intend to obtain additional equity financing in the next twelve months through a public offering. In addition, we may obtain additional capital through a private placement of equity with strategic or other investors or through additional debt financing in the future. Future equity financings would dilute the relative percentage ownership of the then existing holders of our common stock. Future debt financings could involve restrictive covenants that limit our ability to take some actions such as pay dividends, incur additional indebtedness or create liens. For a more complete discussion of our plans to obtain adequate financing, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

IF WE ARE UNABLE TO OBTAIN AN EXTENSION TO CLOSE THE MERGER AND SATISFY THE CONDITIONS FOR THE MERGER WITH VISUAL ACCESS CORP., OUR ABILITY TO CONDUCT OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED

     The merger with Visual Access Corp. is subject to several conditions including among others: (i) the distribution to the shareholders of GETGO of not less than 90% of the shares of Mobilentity common stock prior to the Merger, and
(ii) the closing of a financing involving either equity or convertible debt with a third party investor or investors in which Mobilentity receives minimum aggregate net proceeds of US$8,000,000 in which not more than 20% of Mobilentity's post merger common stock is either being issued or will be issued upon conversion. Further, the merger is to be consummated by March 31, 2001, or the agreement to merge will terminate. There can be no assurance that we will be able to negotiate an extension of time within which to satisfy these conditions with Visual Access Corp. If the Merger is not consummated, our business may be materially and adversely affected.

CREDITORS OF GETGO AT THE TIME OF THE SPIN-OFF MAY ATTEMPT TO CHALLENGE THE SPIN-OFF AS A FRAUDULENT CONVEYANCE

     If a court in a lawsuit by an unpaid creditor or representative of creditors of GETGO, such as a trustee in bankruptcy, were to find that, among other reasons, at the time of the spin-off, GETGO or Mobilentity:

          -    was insolvent,

          -    was rendered insolvent by reason of the spin-off,

          - was engaged in a business or transaction for which GETGO or Mobilentity's remaining assets constituted unreasonably small capital, or

          - intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured,

the court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance. The court could then require that the stockholders return some or all of the shares of Mobilentity common stock, or require GETGO or Mobilentity, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of GETGO and Mobilentity, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. GETGO and Mobilentity believe that each company will be solvent after the spin-off.

IF THE SPIN-OFF IS NOT A LEGAL DIVIDEND, IT COULD BE HELD INVALID BY A COURT

     The dividend which effects the spin-off is subject to The International Business Companies Act of the British Virgin Islands. We cannot assure you that a court will not later determine that the spin-off was invalid under the laws of the British Virgin Islands and reverse the spin-off. The resulting complications and cost could have a material adverse effect on our financial condition and results of operations. We do not intend to obtain a legal opinion that the dividend is valid under the laws of the British Virgin Islands but intend to rely on financial calculations by our officers, as permitted by the laws of the British Virgin Islands.

THE COMBINED POST-SPIN-OFF VALUE OF GETGO AND MOBILENTITY SHARES MAY NOT EQUAL OR EXCEED THE PRE-SPIN-OFF VALUE OF GETGO SHARES

     After the spin-off, GETGO common stock will continue to be listed and traded on The Nasdaq SmallCap Market. Mobilentity common stock will be traded on the Nasdaq Electronic Bulletin Board. We cannot assure you that the combined trading prices of GETGO common stock and Mobilentity common stock after the spin-off will be equal to or greater than the trading price of GETGO common stock prior to the spin-off. Until the market has fully evaluated the business of GETGO without the business of Mobilentity, the price at which GETGO common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated the Mobilentity business, the price at which our common stock trades may fluctuate significantly.

Risks Related To Our Business

IF WE DO NOT CONSUMMATE THE MERGER WITH VISUAL ACCESS CORP., OUR BUSINESS PLAN WILL BE CHANGED

     A significant part of our business strategy is based upon the concept of licensing intellectual property rights that we will be acquiring from Visual Access Corp. If the merger with Visual Access Corp. is not consummated, we expect that our business will be directed towards the manufacturing, marketing and sales of GetGo Mail Cards.

WE HAVE A LIMITED OPERATING HISTORY AND CONSEQUENTLY MAY FACE SIGNIFICANT RISKS AND UNCERTAINTIES DUE TO OUR RELATIVELY LIMITED HISTORY

     We commenced our business as a separate business during 2000 and therefore have a limited operating history. An owner of our common stock must consider the risks and difficulties frequently encountered by early stage companies. We have a limited history of addressing material risks in our business which means that we may not have the experience necessary handle problems in an efficient manner.

OUR INDUSTRY IS VERY COMPETITIVE AND, IF WE FAIL TO SUCCESSFULLY COMPETE THROUGH THE DEVELOPMENT AND INTRODUCTION OF NEW TECHOLOGIES AND SERVICES, OUR BUSINESS AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED

     We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop new technologies and services that our customers and end users choose to buy. If we are unsuccessful at developing and introducing new technologies and services that are appealing to end users, our business and operating results would be seriously harmed because we would not be able to compete effectively and our ability to generate revenues would suffer.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS IN ORDER TO MAINTAIN THE GROWTH OF OUR BUSINESS

     The development of new technologies can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users' needs and technological trends accurately or are otherwise unable to complete the development of products and services quickly, we will be unable to introduce new products and services into the market on a timely basis, if at all.

     The demand for our patented technology depends on many factors and will be difficult to forecast.

     Our industry is characterized by rapidly changing technologies, the introduction of many new products and services and evolving industry standards. The recent growth of the unified messaging market and the intense competition in our industry magnify these characteristics. In addition, enhancements of our solutions must meet the requirements of our current and prospective clients and must achieve significant acceptance. Our future success will depend on our ability to:

     - adapt to rapidly changing technologies by continually improving our solutions;

     -    continue to develop our technical knowledge;

     -    enhance our technology and product offerings;

     -    remain knowledgeable on emerging unified messaging technology;

     -    advertise and market our solutions; and

     - influence and respond to emerging industry standards and other technological changes.

     We cannot give any assurance that we will be successful in addressing these developments and challenges on a timely basis or at all.

OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT AND OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     Our operating results are difficult to predict. Our future quarterly operating results may fluctuate significantly and may not meet the expectations of securities analysts or investors. If this occurs, the price of our stock would likely decline. Factors that may cause fluctuations in our operating results include the following:

o Increases in Operating Expenses. As we expand our operations, we expect that our operating expenses, particularly our sales, marketing and research and development costs, will increase. If we are unable to produce revenues or our revenues decrease and we are unable to reduce those costs rapidly, our operating results would be negatively affected. In addition, we will add new fixed costs in connection with the spin-off and our obligations as a reporting company. Over the next several quarters we expect expenses to grow more rapidly than revenues, which will hurt our quarterly operating results.

o Product Mix. Our profit margins are expected to differ among the various parts of our business. As our business evolves and the mix of revenues from licenses and services varies from quarter to quarter, our operating results will likely fluctuate.

o New Product Introductions. As we introduce new technologies and services, the timing of these introductions will affect our quarterly operating results. We may have difficulty predicting the timing of new product and service introductions and the user acceptance of these new products and services. If products and services are introduced earlier or later than anticipated, or if user acceptance is unexpectedly high or low, our quarterly operating results may fluctuate unexpectedly. In addition, we typically increase sales and marketing expenses to support new product introductions.

THE UNIFIED MESSAGING BUSINESS IS HIGHLY COMPETITIVE AND WE LACK THE RESOURCES, NAME RECOGNITION, AND FINANCIAL STRENGTH OF MANY OF OUR COMPETITORS

     We expect our competitors to continue to improve the performance of their current products and services and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could reduce the sales and market acceptance of our products and services, cause intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

OUR TECHNOLOGY IS COMPLEX AND WE MUST DEVELOP PRODUCTS QUICKLY. FURTHER, OUR PRODUCTS MAY CONTAIN ERRORS OR DEFECTS, WHICH COULD RESULT IN THE REJECTION OF OUR PRODUCTS AND DAMAGE TO OUR REPUTATION, AS WELL AS LOST REVENUES, DIVERTED DEVELOPMENT RESOURCES AND INCREASED SERVICE COSTS AND WARRANTY CLAIMS.

     Our technology is complex and must meet stringent user requirements. We must develop our products quickly to keep pace with the rapidly changing market. Software products as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. We may experience delays in releasing some versions of our products until problems are corrected. Any of these results could harm our business.

     If we fail to manage expansion effectively, we may not be able to successfully manage our business, which could cause us to fail to meet our customer demand or to attract new customers.

     We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. Furthermore, we expect we will be required to manage multiple relationships with various customers and other third parties.

WE DEPEND ON OUR KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY HARM OUR ABILITY TO OBTAIN AND RETAIN CLIENT ENGAGEMENTS AND COMPETE EFFECTIVELY

     We may not be able to maintain and expand our business if we are not able to retain, hire and integrate sufficient qualified personnel. Our future success depends partly on the continued contribution of our key executive, technical, and sales personnel. It also depends on our ability to expand, integrate and retain our management team after our separation from GETGO. All of the members of our senior management have been with the business only a short time. In addition, recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive. If we fail to retain, hire and integrate qualified employees and contractors, we will not be able to meet our business objectives.

WE MUST PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES IN ORDER TO REMAIN COMPETITIVE IN OUR INDUSTRY

     Proprietary rights are important to our success and our competitive position. Although we seek to protect our proprietary rights through a variety of means, we cannot assure you that the actions we have taken are adequate to protect these rights.

     We typically enter into confidentiality or license agreements with our clients, employees, and professionals, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

     We may be required to obtain licenses from others to refine, develop, market and deliver current and new services and solutions. There can be no assurance that we will be able to obtain any of these licenses on commercially reasonable terms or at all, or that rights granted by these licenses will be valid and enforceable.

OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION, AND HARM TO OUR REPUTATION

     Although we believe that our intellectual property and products do not infringe on the intellectual property rights of others, we cannot give any assurances that an infringement claim will be successfully defended. We may also license content from third parties in the future and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. A successful infringement claim against us could materially and adversely affect us in the following ways:

     - we may experience a diversion of our financial resources and the attention of technical and management personnel;

     - we may be liable for damages and litigation costs, including attorneys' fees;

     -    we may be enjoined from further use of the intellectual property;

     - we may have to obtain a license to use the intellectual property, incurring licensing fees;

     - we may have to develop a non-infringing alternative, which could be costly and delay projects; and

     - we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

     Third parties may claim in the future that we are infringing their intellectual property, and we could suffer significant litigation or licensing expenses or be prevented from selling products if these claims are successful.

     In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies in our products. Third parties may claim that we or our customers or technology licensees are infringing their intellectual property rights, and we may be found to infringe those intellectual property rights and require a license to use those rights. We may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

LITIGATION REGARDING PATENTS OR OTHER INTELLECTUAL PROPERTY MAY BE COSTLY AND TIME CONSUMING

     Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements or indemnify our technology licensees. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products.

     We are relying on the existing licenses of intellectual property from Visual Access Technologies, Inc. for our business. We cannot assure you that these licenses will be available in the future on favorable terms or at all. In addition, if we do not consummate the Merger with Visual Access Corp. our position with respect to the unified messaging intellectual property will be severely impacted. Although management of Visual Access Technologies, Inc. has indicated the possibility of renegotiating the licenses, there can be no assurance that we will be able to do so. The re-negotiation may require us to pay additional royalties to Visual Access Technologies, Inc.

     If third parties infringe our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

     Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our operating results.

     Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

     We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

WE HAVE CERTAIN POTENTIAL CONFLICTS OF INTEREST WITH RESPECT TO GETGO

     We may have potential business conflicts of interest with GETGO with respect to our past and ongoing relationships and, because of GETGO's controlling ownership, we may not resolve these conflicts on the most favorable terms to us.

     We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have entered into with GETGO may be amended upon agreement between the parties. While we are controlled by GETGO, GETGO may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of the agreements.

     Our directors and executive officers may have conflicts of interest because of their ownership of GETGO common stock.

     Many of our directors and executive officers have a substantial amount of their personal financial portfolios in GETGO common stock and/or options to purchase GETGO common stock. Their options to purchase GETGO common stock may not convert into options to purchase our common stock if the distribution does not occur. Ownership of GETGO common stock by our directors and officers after our separation from GETGO could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for GETGO and us.

Risk Factors Relating To Securities Markets

     There are risks relating to securities markets that you should consider in connection with your ownership of our stock.

THE MARKET PRICE FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF COMMON STOCK IN THE PUBLIC MARKET

     Sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could have a material adverse effect on the price of our common stock. The shares of our common stock distributed in the spin-off will be freely tradable except for shares received by persons who may be deemed to be our "affiliates." As of the date of this prospectus, an aggregate of 825,000 shares of our common stock have been reserved for issuance under stock options that were granted during 2000.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPIN-OFF

     The market price of our common stock could be subject to significant fluctuations in response to our operating results, changes in earnings estimated by securities analysts or our ability to meet those estimates, and other factors. Some or all of these factors may be beyond our control. In particular, the realization of any of the risks described in these "Risk Factors," including the possibility of substantial sales of our common stock and the timing, structure and terms of the spin-off, could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility that has often been seemingly unrelated to the operating performance of particular companies, particularly those that are technology related. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources. There is currently no public market for our common stock and we cannot assure you that an active trading market will develop or be sustained after the spin-off.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding our markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors" and elsewhere in this prospectus.

                                  THE SPIN-OFF

Background And Purposes Of The Spin-Off

     In the spring of 2000, GETGO formed Mobilentity for the purpose of consolidating the Unified Messaging intellectual property that was owned by GETGO's wholly-owned subsidiary, GETGO Mail.com USA, Inc. and to acquire via merger certain Unified Messaging patent rights owned by Visual Access Corp. In conjunction with that effort we then raised $1.375 million to design and build a Unified Messaging card. The card is based on technology that was exclusively licensed to us by Visual Access Technologies, Inc. and allows a user to consolidate all message types conveniently into one place.

     In September 2000, Mobilentity signed a merger agreement with Visual Access Technologies, Inc., C-Voice, Inc., and Visual Access Corp. The merger agreement contemplates that C-Voice, Inc. and Visual Access Technologies, Inc. will transfer all of their intellectual property relating to unified messaging into Visual Access Corp. and that Visual Access Corp. will be merged into Mobilentity (the "Merger"). The Merger is subject to various conditions including among others: (i) the distribution to the shareholders of GETGO of not less than 90% of the shares of Mobilentity common prior to the Merger, and (ii) the closing of a financing involving either equity or convertible debt with a third party investor or investors in which Mobilentity receives minimum aggregate net proceeds of US$8,000,000 in which not more than 20% of Mobilentity's post merger common stock is either being issued or will be issued upon conversion. Further, the Merger is to be consummated by March 31, 2001, or the agreement to merge will terminate. There can be no assurance that we will be able to negotiate an extension of time within which to satisfy these conditions with Visual Access Corp.

     The spin-off is designed to separate GETGO's and Mobilentity's businesses. We expect that important benefits will accrue to GETGO and Mobilentity, including the following:

     - Capital Financing Flexibility. After the spin-off, each company should have greater capital planning flexibility. For example, each company would be able to use its own stock to pursue acquisitions if and when it chooses to do so, subject to federal income tax considerations. For a more complete discussion of restrictions on our use of our stock for acquisitions, see "-- Material Federal Tax Consequences." The Mobilentity business will no longer have to compete with GETGO to secure funding for the investments it believes are appropriate to effect its growth plan.

     - Business Focus. As a result of the spin-off, each of GETGO and Mobilentity will be better able to focus its attention and financial resources on its own business and on exploring and implementing the most appropriate growth opportunities and executing its own strategic plans.

     - Employee Incentives. The spin-off will allow each company to develop incentive programs for management and other professionals that are tailored to their own business and are tied to the market performance of their own common stock. These programs will more directly reward employees based on each company's individual success.

     - Simplified Internal Structures. Management of each company should be able to implement simplified organizational and internal reporting structures.

Manner Of Effecting The Spin-Off

     GETGO will accomplish the spin-off by distributing ninety percent (90%) of the outstanding common stock of Mobilentity owned by GETGO to GETGO stockholders as a dividend. GETGO's board of directors has declared the dividend necessary to effect the spin-off. Each GETGO stockholder of record as of the close of business on March __, 2001, which is the "record date" for the spin-off, will be entitled to participate in the spin-off. On the spin-off date, those same GETGO stockholders will each receive 0.375 shares of our common stock for every one share of GETGO common stock that they hold as of the record date. Although the spin-off will not occur unless the stated conditions are satisfied, we expect that the spin-off will take place on or about March __, 2001. For a more complete discussion of the conditions required for the spin-off to occur, see "-- Conditions to the Spin-Off."

     As soon as possible on or after the spin-off date, GETGO will deliver to the spin-off agent, as agent for GETGO stockholders as of the close of business on the record date for the spin-off, certificates representing shares of Mobilentity common stock. The spin-off agent will then mail, on or about the spin-off date, certificates representing shares of our common stock to those stockholders.

     No GETGO stockholder will be required to pay cash or other consideration for the shares of Mobilentity common stock to be received in the spin-off or to surrender or exchange shares of GETGO common stock in order to receive Mobilentity common stock. Accordingly, Mobilentity will not receive any proceeds from the distribution of Mobilentity shares in the spin-off.

Results Of The Spin-Off

     After the spin-off, GETGO and Mobilentity will be separate, independent public companies. Our management, fundamentals, growth characteristics and strategic priorities will be different from those of GETGO.

     The number and identity of our stockholders immediately after the spin-off will be the number and identity of GETGO's stockholders at the close of business on the record date for the spin-off. Immediately after the spin-off we expect to have approximately ______ holders of record of our common stock and approximately ____________ shares of our common stock issued and outstanding, based on the number of holders of record and issued and outstanding shares of GETGO common stock on December 31, 2000.

     The spin-off will not affect the rights of the holders of outstanding shares of GETGO or the rights associated with those shares.

Material Federal Tax Consequences

     The following summarizes the material United States federal income tax consequences of the spin-off. The discussion that follows is based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code, existing administrative interpretations and court decisions as of the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the spin-off under any state, local or foreign tax laws.

     The tax treatment of a GETGO stockholder may vary depending upon the stockholder's particular situation, and some GETGO stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who do not hold GETGO stock as capital assets, employees of GETGO, and individuals who hold GETGO stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

     - In connection with the spin-off, a stockholder's basis in GETGO stock will be apportioned between the GETGO stock and the Mobilentity common stock received in the spin-off in accordance with their relative fair market values on the date of the spin-off; and

     - The holding period of the Mobilentity common stock received in the spin-off will include the holding period of the GETGO stock with respect to which the Mobilentity common stock will be distributed, provided the GETGO stock is held as a capital asset on the date of the spin-off.

     In general, the spin-off is expected to be taxable with taxes payable by GETGO in connection with the spin-off. Such a tax will generally be based on the excess of the gross fair market value of the Mobilentity business over the tax basis of the assets included in that business (which tax basis is expected to be insignificant relative to the fair market value). In general, tax will also be payable by the GETGO stockholders. In general, a GETGO stockholder will be treated as having received a distribution equal to the fair market value of the Mobilentity stock on the date of distribution. The distribution will be taxed as ordinary dividend income to the extent not in excess of GETGO's current and accumulated earnings and profits. Thereafter, the distribution would decrease (but not below zero) a GETGO stockholder's tax basis in his or her GETGO stock. Thereafter, the distribution would be taxed as gain from the sale or exchange of GETGO stock. Under United States federal income tax laws, GETGO and Mobilentity would be jointly and severally liable for GETGO's federal income taxes resulting from the contribution or spin-off being taxable. As summarized below under "Mobilentity's Relationship with GETGO After the Spin-Off -- Tax Sharing and Disaffiliation Agreement," arrangements will exist between GETGO and Mobilentity relating to tax sharing and other tax matters.

     Within a reasonable time after the spin-off, GETGO will provide GETGO stockholders with information regarding the allocation of the tax basis as described in the fifth bullet point above in this section. GETGO stockholders who hold blocks of GETGO stock with different per share tax bases should consult their own tax advisors in that regard.

ALL GETGO STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN UNITED STATES FEDERAL INCOME TAX LAW THAT MAY OCCUR AFTER THE DATE OF THIS PROSPECTUS.

Market For Mobilentity Common Stock

     See "Risk Factors" for a discussion of considerations relating to the market for and trading prices of our common stock following the spin-off.

     Shares of our common stock distributed in the spin-off will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with, us and may include some of our officers, directors or principal stockholders. Persons or entities who or which are our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement under the Securities Act or any exemption from the registration requirements of the Securities Act that may be available.

Conditions To The Spin-Off

     The spin-off is conditioned on, among other things, declaration of the spin-off by the GETGO board of directors. Other conditions to the spin-off include:

     - receipt of all material approvals and consents necessary to consummate the spin-off;

     - the absence of any prohibition of the spin-off by any law or governmental authority; and

     - registration of our common stock under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") (which registrations have been effected).

     Even if all the conditions to the spin-off are satisfied, GETGO has reserved the right to amend or terminate the agreement providing for the spin-off and the related transactions. The GETGO board of directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause it to consider amending or terminating the spin-off. Although the conditions described above may be waived by GETGO to the extent permitted by law, the GETGO board of directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.

                                 DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, other than the cash dividend to GETGO to be paid with a portion of the proceeds of this offering, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 2000, the historical capitalization of Mobilentity. You should read the information set forth below together with "Selected Consolidated Financial Data," our historical consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                    AS OF DECEMBER 31, 2000
                ------------------------------- ---------
                Stockholder's (deficit)         Actual
                ------------------------------- ---------
                Preferred stock, $.001 par
                value, undesignated,
                ------------------------------- ---------
                20,000,000 shares authorized,
                no shares
                issued or outstanding
                ------------------------------- ---------
                Common stock, $.001 par value,
                60,000,000 shares authorized,
                ------------------------------- ---------
                5,000,,000 shares issued and       5,000
                outstanding
                ------------------------------- ---------
                Deficit accumulated during      (959,837)
                the development stage
                ------------------------------- ---------
                                                (954,837)
                ------------------------------- ---------


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present our selected financial data. The information set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those statements included in this prospectus. Our consolidated statements of operations data set forth below for the period from inception (January 21, 2000) to December 31, 2000 and the consolidated balance sheet data as of December 31, 2000 are derived from our audited financial statements included in this prospectus which have been audited by Stark Tinter & Associates, LLC, independent auditors, whose report is also included in this prospectus.

     The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                    Inception to
                                                                    December 31,
Income Statement Data:                                                  2000
----------------------                                               ----------
Sales, net                                                            $    --
Cost of Sales                                                              --
Gross Profit                                                               --
Selling, general & administrative expenses
                                                                       (885,383)
Loss from Operations                                                   (885,383)
Interest expense                                                         74,454
                                                                      ---------
Net Loss                                                              $(959,837)
                                                                      =========
Loss per Share                                                        $    (.19)
                                                                      =========


                                                                    December 31,
Balance Sheet Data:                                                     2000
-------------------                                                 ------------
Current Assets                                                       $  199,242
Total Assets                                                            659,206
Total Liabilities                                                     1,614,043
Stockholders' Deficit                                                  (954,837)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with our financial statements and notes to those statements included elsewhere in this prospectus. The Company was incorporated on January 21, 2000 and is in the development stage. Its business will be to develop, market and distribute mail cards and enabling software for use by customers of providers of voice, email, data and facsimile messaging services. Assuming that the merger is consummated, our primary business strategy will be to focus upon licensing the intellectual property covered by our patents. We have operated as a wholly owned subsidiary of Getgo Mail.com, Inc., a British Virgin Islands corporation.

Results of Operations

     Our focus, in our first year of operations, was to build a foundation and internal infrastructure for our business. Accordingly, no revenues were generated in the first year. The following summarizes the major categories of expenditures incurred in operations:

Employee compensation                                                   $516,576
Product and web site development                                         233,154
Office and administrative costs                                           38,734
Depreciation and amortization of licenses                                 45,165
Travel                                                                    26,269
Marketing                                                                 16,485
Directors fees                                                             9,000
                                                                        --------
                                                                         885,383
Interest expense                                                          74,454
                                                                        --------
                                                                        $959,837
                                                                        ========

     The Company incurred interest expense at the rate of 8% per annum on amounts advanced from the parent in the amount of $74,454.

Liquidity and Capital Resources

     Our principal capital requirements are to fund working capital needs and capital expenditures in order to support development of our products and sales and marketing efforts relating to our products. Historically, these capital requirements have been satisfied by funds provided by GETGO. Following the spin-off, GETGO will no longer be obligated, and does not intend, to provide additional funds to us to finance our operations or provide guarantees of our financial or other obligations.

     During the year ended December 31, 2000, net cash used in operating activities totaled $532,475. GETGO provided cash to Mobilentity in the form of a loan and for common stock totaling $791,711, and we did not have any sales revenue.

     Capital expenditures for the year ended December 31, 2000, were $66,133 for computer, furniture, equipment and leasehold improvements. We currently have no material commitments for capital expenditures.

     In connection with the spin-off, we intend to enter into a financing arrangement to raise approximately $8.0 million dollars. At this time, we do not have any commitments for this financing, although we are in discussions with several groups. If completed, this financing is expected to be sufficient to provide the cash needed for ongoing operations for the foreseeable future. We are currently experiencing a liquidity crisis and do not have sufficient cash to continue our operations beyond the short term unless additional financing is obtained. We intend to obtain additional equity financing in the next twelve months through a public offering. In addition, we may obtain additional capital through a private placement of equity with strategic or other investors or through additional debt financing. We are optimistic that in the future we will be able to access the capital markets on terms and in amounts that will be satisfactory to us, although there can be no assurance in that regard.

Quantitative and Qualitative Disclosures About Foreign Currency Exchange Risk, Interest Rate Sensitivity and Market Risk

     To date we have not had any sales, and we have not had any significant debt. Accordingly, we have not been affected by foreign currency exchange risks, interest rate fluctuations or other market risks. In the future, we may be exposed to such risks, and our financial results could be affected by these factors.

Equity Security Price Risk

     We do not own any equity investments. Therefore, we do not currently have any direct equity price risk.

Effects of Recent Accounting Pronouncements

     In June 1998 and June 1999, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for our fiscal year ending December 31, 2002. We believe that adoption of these statements will not have a significant impact on our financial results.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 requires that entities capitalize costs related to internal-use software once certain criteria have been met. We have adopted Statement of Position 98-1. The adoption of this statement did not have a significant impact on our financial results.

                                    BUSINESS

Our Technology

     If the merger with Visual Access Corp. is consummated, our primary business strategy will be to focus upon licensing the intellectual property covered by the patents which will be acquired as a result of that merger, and our secondary focus will be upon the development, marketing and sale of GetGo Mail Cards and enabling software for use by customers of providers of voice, email, data and facsimile messaging services. The merger is subject to several conditions, and there is no assurance that we will be able to successfully satisfy those conditions prior to March 31, 2001, or to obtain an extension within which those conditions may be satisfied from Visual Access Corp. The statements below with respect to our technology assume that the merger will be consummated and that the patents will become the property of Mobilentity.

     If the merger is consummated, Mobilentity will acquire the following awarded patents:

     U.S. Patent #5,572,576; #5,283,818; #5,390,236; and #5,524,140*

     Audio Message Telephone Answering Device Linking Displayed Data With Recorded Audio Message.

     The recorded filing date of the patent is May 12, 1992. (* Similar patents have been filed with the European Patent Office, and Mobilentity expects that a decision will be made on the issuance of these patents soon. We are optimistic that these patents will be awarded. Management believes that the European market for Unified Messaging is approximately 300% larger than the US market.)

     The general claim on the combination of these patents concerns the ability to identify a voice message with a visual header. Many large portals, cell phone service providers, and software companies are creating products that we believe will directly infringe on these patents.

     In general, our technology allows for a "visual header" on voice mail in much the same way that a subject line identifies an e-mail message. With all of the advances in technology, there is still a glaring deficiency with voice mail messages. Imagine this scenario:

     You land at the airport and upon exiting the plane you turn on your cell phone. Your phone immediately notifies you that you have 5 MESSAGES. The only way for you to know who called is to listen to your messages, which you must do one at a time and in the order they arrived.

     With Mobilentity's "Visual Access" technology, you would do the following:

     You land at the airport and turn on your cell phone (or Palm Pilot, Internet Appliance, MS-CE, or other device) and see that you have 7 MESSAGES, 5 voice mails and 2 e-mails. You are waiting for a call from Mary Winters and see that her message is a voice mail and is the fourth on your list. You simply highlight her header and press "ENTER" on your device; the message is then played.

     In this example, the user is free to dynamically access a voice mail message from the list, rather than sequentially listen to all messages. Since each voice mail message has a visual header, it is easily and quickly identified and qualified.

     We believe that every cell phone and PDA will have this technology embedded in the device within the next few years. Mobilentity will own four U.S. patents that specifically address this need. Additionally, the patents protect against other necessary technology in the Unified Messaging market.

     In particular, the claims on our patents cover the following practices:

     Step 1 - Affix Caller-ID or any other visual indicator to a Voice Mail message,
     Step 2 - Allow an address book look-up in order to link the Caller-ID to other stored data,
     Step 3 - View visual header information on a remote or wireless device, Step 4 - Dynamically access and play a particular voice mail message, Step 5 - Press a dedicated button on a cell phone or other wireless device to access your inbox,
     Step 6 - Use caller lookup in your address book to call a number other than the one provided by Caller-ID.

     Mobilentity has developed the "Visual Access" brand around our intellectual property. This brand is identified by the Visual Access "VA" logo.

Our Products

     Mobilentity's primary business focus is to license our technology to other companies. In doing so, we have undertaken the task of building product and writing software in order to show "proof of concept" to potential licensees. If the merger with Visual Access Corp. is not consummated, then our focus will be upon the development, marketing and distribution of the Mobilentity Message Card ("MMC"). The MMC attaches easily to any CDMA, TDMA, or GSM cell phone and interacts directly with a secure server platform.

Imagine this scenario -

     You are getting ready to board a flight and want to check to see if you have any important messages. Prior to the Mobilentity Message Card, you would need to do the following:

     1. Call your office voice mail system to see if you have any new messages. Let's say you have 7 new voice mail messages.
          a. While others are starting to board the flight, you need to sequentially listen to six messages before getting to the last (and perhaps the most important) message.
          b. If an important call was received, you need to write down the caller's number and then hang up and call that person back.

     2.   Set up your notebook and log onto the corporate e-mail server.

          a. Replicate your corporate e-mail to your notebook. All junk e-mail messages are downloaded completely, including any large attachments that you do not need (or want). Depending on the number of messages and the size of each, this may take a few minutes.
          b. Once all messages are downloaded, you can decide if any of those messages are important. If so, you need to type a response and then re-connect your notebook to the corporate server in order to forward that response back to the original sender.

     3.   Call your secretary to see if you have any faxes.
          a.   Your secretary will most likely put you on hold to check...

     4.   What about your personal e-mail?

     5.   What about your home voice mail?

     6.   What about messages left on your cell phone?

          ... Forget it, you missed your flight.

Enter the Mobilentity Message Card

     With the Mobilentity Message Card, you would attach your cell phone and dial an 800 number. Your card is authenticated automatically, and the subject line of all messages is quickly downloaded to the screen. Now, simply scroll through the message headers to determine which e-mail, fax, or voice mail messages can wait and which require a response.

     Since the message list is displayed on the Mobilentity Card screen, you can dynamically listen to and respond to messages without needing to sequentially go through the list.

     A sample display of the Mobilentity Message Card might show the following:

         01 -     V        Paul Lewis, 800-555-1212
         02 -     E        John Jones, Re: Golf Outing next Tuesday
         03 -     E        BIG BUCKS!, Make Big Bucks Working From Home!
         04 -     V        Getgo Mail, 908-730-0066
         05 -     F        ABC Credit, 800-123-4567
         06 -     E        Peter Smith, URGENT!  Call me at the office!
         07 -     V        Peter Smith, 800-555-0001

     As seen, the user can quickly (and dynamically) view all messages received, listening and responding to only the most important ones.

     By simply entering in the "linking code" of the desired message on the cell phone, the message is automatically read to the user. Voice mail messages are played, and fax and e-mail messages are read by a synthesized voice. At the end of the message the user has the option of replying to voice mail and e-mail messages.

Replying to Messages

     Once an important message is delivered, the user has the option to reply to the message.

     Voice Mail - The user talks back into the telephone and the reply voice message is recorded. The message is then stored on the Mobilentity Mail Server, and the recording is forwarded to the original caller's phone number captured by Caller-ID.

     E-Mail - The user talks into the telephone and the reply voice message is recorded as a .WAV file. The .WAV file is then forwarded as an attachment to the original sender's e-mail address.

     In addition to message management, the Mobilentity Card could successfully be marketed to large portals. By connecting to the portal through the cellular network and the Mobilentity Card, the portal will know two things about the subscriber that are extremely valuable:

     1. Where the subscriber lives,
     2. Where the subscriber is at this moment.

     This information is gained through an agreement with the cellular service provider and is based on billing information versus cellular tower communications information. By comparing the two items, the portal will know if the subscriber is out of town and exactly what town he is in.

     This information opens the door to other opportunities for the portal site. By comparing this information, the portal can send specific data in a targeted format to the subscriber. This "Intelligent Content Delivery" mechanism may allow the portal to send location specific advertisements to the subscriber. For example, if the portal knows that a subscriber lives in New York but is now in Los Angeles, it may elect to send dining or lodging advertisements specific to the Los Angeles market. While "advertising revenue" is not part of the Mobilentity model, this is certainly an advantage for the portal and may induce the portal to purchase product from Mobilentity.

Other Platforms in Development

     Mobilentity is writing software for a host of other devices, including:

     1. WAP (i.e. Phone.com) Internet Cell Phone
     2. iMode (NTT/DoCoMo) Internet Cell Phone
     3. Palm Pilot V (Palm O/S)
     4. Palm Pilot VII (palm.net)
     5. Handspring Visor
     6. RIMM BlackBerry
     7. Microsoft Windows CE

     Although it is not our intention to actually sell this software at the consumer level, but to give the software away as part of our primary licensing strategy, if the merger with Visual Access Corp. is not consummated, we intend to further develop, market and license this software. The fundamental premise of this software will be to extend the Unified Messaging functionality of a portal to devices other than PC's.

Other Technologies

     In addition to the patents that have already been awarded, Visual Access Technologies, Inc. has the following Patent Pending applications:

     1.   Method and device for wireless trading of stocks and securities
          Patent Pending - The general method and/or associated device which would allow a user to perform stock trades in a wireless fashion. This patent, if awarded, would include trading stocks via a cellular phone, WAP phone, Palm Pilot, or other wireless device.

     2.   Method of automatic reply of e-mail via voice messaging
          Patent Pending - The process of replying to an e-mail message automatically with one's voice. This patent, if awarded, would protect the ability to reply to an e-mail with an attached .WAV file automatically. If a user listens to an e-mail read via a voice synthesizer through a telephone, the user would be able to speak back to the message and a .WAV file (or similar) would automatically be sent to the original sender's in-box.

     3. Method of synchronizing visual header information and stored messages using time/date stamping as the key
          Patent Pending - The ability to associate a visual header such as Caller-ID with a recorded voice mail message stored in another location by associating the time/date stamp on each. This patent, if awarded, will include the ability to associate two disparate information types by linking them with a common time/date stamp element. As "VoIP (voice over IP) Telephone Systems" and "PBX Hosting" become readily available, there becomes an urgent need for this type of association.

     If the merger is not consummated, these technologies will not be available to us.

Licensing Strategy

     It is our belief that the leading cellular telephone service providers, large Internet portals, Unified Messaging service companies, and wireless device manufacturers are exceedingly close to infringing upon our technology. Our objective is to license the patents to other players that wish to offer a visual inbox for voice-mail messages.

     We believe that we have formulated a "win-win" licensing strategy for these companies in conjunction with Mr. Judah Klausner. We plan to meet with the officers of the infringing company and share copies of the patents. We will explain that we would like to sign an agreement that is both "amicable and fair" and that if the patent(s) are challenged, there will be no promise that we will grant a license after winning in court. This strategy was employed by Mr. Klausner with electronic organizer manufacturers such as Sharp and Casio.

     We are attempting to encapsulate our technology into the "Visual Access(TM)" brand. We expect that all Unified Messaging products, regardless of the manufacturer, will carry the "VA" logo. What is interesting with our patents is that they cover:

     A. The server process ("A")

     B. The remote device process ("B")

     C. The server and the remote device process ("A+B")

     This is a significant point, since we may elect to license our technology to a national cell phone service provider for an insignificant fee, and then require "all" remote devices using that system to be licensed through us. Since we own patents on "A", "B" and the system of "A+B," we need not concern ourselves with antitrust problems resulting from forced requirement. By owning the patents on both sides of the equation and the equation itself, we are permitted to give away an "A" license and still require all "B" companies to purchase a license from us, or vice versa.

     Since our technology covers a multitude of platforms, we are optimistic that we will be able to realize licensing revenue by licensing both product units and users. It is conceivable that a cellular telephone manufacturer may want to embed our technology into their next line of Internet Aware Cell Phones. In this instance, Mobilentity would license our technology based on the number of units shipped. It is also conceivable that a large portal would like to provide a visual display of voice mail messages to online Internet users. In this instance, Mobilentity would license our technology based on the number of users. In either case, the licensing revenue per instance will remain constant.

     Mobilentity expects to realize two sources of income from licensing our intellectual property:

     a) Implementation Licensing Fee.

     b) Royalty Payments.

Implementation Licensing Fees
-----------------------------

     The Implementation Licensing Fees will be collected at the commencement of a formal relationship in anticipation of granting a license. It is likely that our technology will be designed into a product not yet developed. In these instances, Mobilentity will collect 50% of the fee as a non-refundable initial payment. Upon receipt of the initial payment, Mobilentity will then qualify the licensee. In this stage the financial and technical ability of the applying company are reviewed. Care must be taken to insure the company is able to abide by the terms of the agreement financially, and that the technology is being incorporated into a product that not only performs as designed but is marketable as well. Products that do not meet our benchmark will be returned to the applicant for further design enhancements.

     Our Implementation Licensing Fee structure will be nominal, and will be variable in accordance with company revenue size. It will be loosely based on the following guideline:

        Company Size                            One Time Fee
        ------------                            ------------

        $0 to $1M                                    $5,000
        $1M+ to $5M                                 $10,000
        $5M+ to $10M                                $25,000
        $10M+ to $50M                               $50,000
        $50M+ to $100M                             $100,000
        $100M+ to $1B                              $250,000
        $1B+                                       $500,000

     It is our objective to license many companies. Therefore, we will negotiate the Implementation Licensing Fee as needed, and may decide to excuse it altogether under certain conditions.

     We are also optimistic that we will be able to realize revenue through ongoing Royalty Payments. All royalty licenses will be non-exclusive, and may not be sub-licensed to other companies. In an effort to streamline and simplify our approach, we have divided the royalty payments into two categories:

     1.   Hardware Devices (i.e. Cell Phones, PDA's, Internet Appliances, etc.)
     2. Software Systems (i.e. Portals, ISP's, Cell Phone Service Providers, etc.)

Hardware Device Royalty Fee

     Our Hardware Device Royalty Fee will be calculated on a sliding rate with an economy of scale. The fee is derived based on "units shipped" and is payable quarterly.

        Units Shipped                          Fee
        (per quarter                        (per unit)
        ------------                        ----------

        First 5,000                           $7.50
        5,001 to 25,000                       $5.63
        25,001 to 125,000                     $4.22
        125,001 to 500,000                    $3.16
        500,001+                              $2.37
        ---------------------------- ---------------
         Hardware Device Licensing Model

In order to maintain the licensing agreement, Mobilentity will impose a minimum quarterly fee of $7,500 whether or not any units actually ship. The counter is reset to zero at the beginning of each quarter.

Software System Royalty Fee

     Our Software System Royalty Fee will be calculated on a sliding rate with an economy of scale. The fee will be derived based on "users" and is payable quarterly. "Users" is defined as the total user community that has the ability to use the technology.

                                                   Fee
            Users                                per user
        (per quarter)                          (per quarter)
        -------------                          -------------

        First 5,000                                $1.00
        5,001 to 25,000                            $0.75
        25,001 to 125,000                          $0.56
        125,001 to 500,000                         $0.42
        500,001+                                   $0.32
        ---------------------------- --------------------
         Software Device Licensing Model

In order to maintain the licensing agreement, Mobilentity will impose a minimum quarterly fee of $2,500 whether or not any users actually have the ability to use the technology. The counter is reset to zero at the beginning of each quarter.

Sales Strategy and Market Conditions

     The Cahners In-Stat Group predicts that the wireless data market will grow from about 170 million subscribers worldwide in 2000 to greater than 1.3 billion in 2004. As a result, more than 1.5 billion handsets, personal digital assistants and Internet appliances are expected to be equipped with wireless capabilities by the end of 2004.

     This explosion of new methods of communication will offer new opportunities to a variety of companies and industries. As the number of devices increases, so will the number of ways people may be contacted. As a result it is expected there will be consumer demand for unified messaging that will bring together these various points of contact. The intellectual property of Mobilentity covers the placement of a visual identifier of the Caller-ID or other information to a stored voice mail message, along with the display and selection of this visual identifier on a remote access device. This is a required function if a product is to be considered capable of supporting unified messaging.

     The following section details the various market segments that we have identified, along with representative companies, where a potential for infringing upon the intellectual property of Mobilentity exists. Management believes that we will realize significant revenue growth and high margin profitability by addressing these markets. The general industries we expect to target are:

     o    Wireless Telephones (Cellular, WAP, and iMode)
     o    Personal Digital Assistant (PDA) Devices
     o    Microsoft Windows-CE (Pocket PC) Devices
     o    Remote Mail, Two Way Paging Devices
     o    Cellular System Service Providers (Operators)
     o    Internet Portal Sites

Wireless Telephones (Cellular, WAP, and iMode)

     Dataquest reports that shipments of wireless telephones will grow from 175 million units in 1998 to over one billion by 2003. Cellular and PCS carrier revenue from dual and public domain phone subscriber service is expected to increase tenfold by 2003. Dataquest has further projected that worldwide wireless subscribers will surpass one billion by 2002, up from less than 500 million today.

     During this period of accelerated growth in the wireless telephone space, and as Mobilentity continues to secure additional patents focusing on functions that either exist or will exist in wireless telephones, management believes that the opportunity will increase to license and/or integrate "Visual Access" technology into other devices.

     Wireless telephone manufacturers continually engineer robust functionality into their new designs. As Mobilentity' "Visual Access" patented features are included we expect to be afforded the opportunity to license our technology or co-develop combined technologies with major manufacturers.

     Research published by Allied Business Intelligence (ABI) indicates that WAP or iMode will be built into one-third of all smart phones by the year 2005. In this same study, ABI indicates that 600 million Internet-ready handsets will be shipped between now and 2005, accounting for one-third of all handsets. Even now, many manufacturers are abandoning the production of legacy wireless telephones and are making the move to build only WAP or iMode enabled wireless telephones. WAP-based handsets will grow from 12 percent of all handsets produced in 2000 to 33 percent in 2005 as wireless operators begin to define data offerings, which will suit the user, the report stated.

     We believe that this rudimentary change in focus by wireless telephone manufacturers is a clear indication of an oncoming paradigm shift in when and how people access the Web. Voice Application Service Providers (VASPs) will rely on Voice Extensible Markup Language (VXML) to provide an environment for speech recognition, Text-To-Speech, voice powered e-commerce, and other voice-enabled websites.

     We believe that this voice-centric environment provides an advantage to Mobilentity, considering that our patents cover many of the areas in which voice mail messages are managed, delivered, and stored.

     Also, we believe that as Mobilentity's "Visual Access" patented features are utilized by these smart phone manufacturers we will be afforded the opportunity to license our technology or co-develop combined technologies.

     According to the In-Stat May, 2000 study, "Cellular Market Goes Ballistic - Wireless Subscriber Forecast" the U.S. subscriber base of cellular users will grow at an average rate of 16.8 million subscribers per year for the next five years.

     The manufacturers of these phones will potentially infringe by having displayed on the screen of their devices Caller-ID information associated with a recorded voicemail message. Mobilentity's intellectual property in this area includes patent 5,572,576 claims 4, 6, 8, 9, 12, 13 and 14. Additionally, they could infringe by allowing a user to dynamically select a displayed voicemail message to play, which is cover by patent 5,572,576 claims 4, 10, 15. Lastly, they could infringe by having a key on the phone dedicated to initiate the playback of the voicemail message. This is protected by patent 5,572,576 claim
16. There are a number of manufacturers in this space. They include but are not limited to:

     -    Nokia
     -    Ericsson
     -    Motorola
     -    Samsung
     -    Mitsubishi
     -    Siemens
     -    Audiovox
     -    Qualcomm

PDA Devices

     Personal Digital Assistant sales in the U.S. grew to 1.3 million units in 1999, and sales through June 2000 are up 190% to over 1.2 million units. The forecast for 2000 is 2.5 million units to be sold by year-end. Experts are predicting that future sales of Palm O/S based devices will skyrocket to over 6 million US units by the year 2003, driven mainly by the integration of cellular functionality, messaging capabilities, web browsing features, and the increased usability provided by new expansion port devices.

     The PDA has become commonplace in the year 2000. Manufacturers such as Palm and Handspring have added much awaited wireless functionality to their newest units, and market experts fully expect this to be the turning point regarding broad acceptance and penetration for the Personal Digital Assistant. In addition to telephone functionality, the popular and well-accepted Palm Operating System has led a swell of third party developers to create software applications specifically for these handheld devices.

     These facts are especially exciting to us for several reasons. Of primary interest is the PDA's inherent ability to link stored data (names and addresses) to incoming telephone calls through the indicators provided by Caller ID (name and telephone number) for subsequent telephone call management. This linking and data retrieval methodology is a patented Visual Access technology that we believe needs to be licensed from us. We anticipate that additional licensing will also be required as indicated above.

     Third party software developers may also be liable for licensing fees if their Palm based software applications work in any way to enable the linking of the telephone call data. Management believes that the following manufacturers of PDA's may be infringing the Company's patents.

     -    Palm

     -    Psion

     -    Handspring

     -    CE Device manufactured by Compaq, Casio, and Hewlett Packard

Two-Way Pager, Remote Mail Devices

     While current statistics are elusive for this emerging technology, analysts predict continued strong growth in two-way email paging and in remote mail devices. We believe that the Mobilentity Message Card ("MMC") will provide a better experience than conventional two-way paging or many of the remote mail devices, because it will offer the capability to read email, voice mail, and fax mail, and the MMC can be tailored for use on any ISP's system. The MMC user simply attaches the card to a wireless phone and dials an "800" number in order to exchange data, so there is no monthly connection fee. Best of all, the Mobilentity Message Card will retail for less than $50 in most markets.

     Based on the retail price, ease of use, and the universal operation of the Mobilentity Message Card on any ISPs network, management believes that a potential market for the MMC exists.

Wireless Service Operators

     The Yankee Group market research firm projects an increase of active wireless operators worldwide from 875 in 1999 to 937 by the end of 2000. Helping to fuel this is the continuing upsurge in wireless subscribers, from a projected 469 million at the end of 1999 to 1.26 billion in 2005, a global wireless penetration rate of nearly 20%. While current penetration figures near 8 percent, Yankee foresees a 25% global penetration rate 10 years in the future. Yankee also projects that the number of U.S. wireless communications customers will climb 21% this year, to 105 million. The firm also expects wireless data user numbers to blossom from 2.9 million this year to 12.6 million in 2002.

     Wireless Service Operators differ from the various remote access device manufacturers mentioned previously. Their systems and software appear first in the sequence of the events required to provide a unified messaging product. The Wireless Service Operator assigns to the user a mobile phone number along with the services associated with that number. It is by providing services that are useful to the subscriber that an Operator can help retain customers and reduce turnover. These services vary but a common feature offered by most operators is voicemail. It is through this feature that possible infringement with Mobilentity's intellectual property exists, which the following scenario details. If a cellular subscriber is unavailable and the call is redirected to the voicemail system, the act of capturing the Caller-ID information of the person leaving the message and linking it to the recorded message is protected by patent 5,572,576 claims 1, 3, 17, 18, 20, and 21. Additionally, if the system performs a lookup on the voicemail server into a user contact list based upon the Caller-ID information in order to substitute personalized data possible infringement of patent 5,572,576 claims 5, 8, and 19 could occur. The wireless companies that are potential customers of the Company include the following:

     -    Verizon

     -    Sprint

Preliminary Steps Toward Licensing

     Mobilentity expects to significantly capitalize on the licensing of technology to the identified industries. Many of the technologies used (or about to be used) by the manufacturers of the devices and software mentioned above will clearly infringe upon our patent claims. Mobilentity will begin the formal process of further penetrating the potential market once the merger with Visual Access Technologies is closed.

     In doing so, we expect to first target the organizations that may be infringing on very strong claims, and who have made a substantial commitment to the implementation of that infringing technology within their organization. Our approach will be to simply close a licensing agreement with each, in an attempt to attract allies. As we build our partner base, we will expand our reach and at the same time be less generous with our licensing negotiations.

Competition

     We compete in the Unified Messaging markets. The markets for these products and services are highly competitive. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.

Intellectual Property

     We rely on a combination of copyright, trademark and trade secret laws, employee and third party disclosure agreements, license agreements and other intellectual property protection methods to protect our intellectual property rights.

     There can be no assurance that third parties will not assert infringement or other claims against us with respect to any existing or future products, or that licenses would be available if any of our technology were successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance our products. Litigation to protect our proprietary information or to determine the validity of any third-party claims could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is determined in favor of us.

     We have no knowledge that we are infringing upon the proprietary rights of any third party, there can be no assurance that such claims will not be asserted in the future with respect to existing or future products. Any such assertion by a third party could require us to pay royalties, to participate in costly litigation and defend licensees in any such suit pursuant to indemnification agreements, or to refrain from selling an alleged infringing product or service.

Employees

     As of December 31, 2000, we had a total of approximately eight (8) full-time and two (2) part-time employees, of which four full-time and two part-time employees were in engineering. Our future performance depends, in significant part, upon our ability to attract new personnel and retain existing personnel in key areas including engineering, technical support and sales. Competition for personnel is intense and we cannot be sure that we will be successful in attracting or retaining personnel in the future. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

     We occupy approximately _________ square feet of leased space in Clinton, New Jersey. We believe that existing facilities are adequate for our needs through calendar year 2001. If we require additional space, we believe that we will be able to secure such space on commercially reasonable terms without undue operational disruption.

Legal Proceedings

     We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Advisers

     Set forth below is information concerning our directors, principal adviser, executive officers, and their ages as of March 1, 2001.

Name                       Age              Position
----                       ---              --------

Paul G. Lewis              35       Chief Executive Officer,
                                    Chief Financial Officer and Director
Dr. Derrin Smith           44       Director, Secretary and Treasurer
Judah Klausner             49       Adviser (Chairman of Visual Access
                                    Technologies, Inc.)

     Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. Mr. Paul Lewis devotes his full time to the Company's business and affairs of the Company, and Dr. Derrin Smith devotes only such time as is necessary since he is the President and Chairman of the Board of Directors of GETGO. There are no family relationships between any directors, executive officers or key employees.

     Paul G. Lewis has been our Chief Executive Officer, Chief Financial Officer and one of our directors since June 2000. Previously, Lewis was the founder and CEO of MC_Corporation, an international provider of Wide-Area-Network Solutions for Fortune 100 clients including AT&T, Merrill-Lynch, Merck, and Philip Morris. Mr. Lewis was named the Small Business Administration's Young Entrepreneur of the Year and has appeared on CNBC-TV as an expert in electronic communication strategies. He has authored numerous articles published in various periodicals including Forbes Magazine, Inc. Magazine, Nation's Business, LAN Magazine, Sales & Marketing Management, Software Solutions, and Technology Today. Mr. Lewis served on the Novell Platinum Council Advisory Board and the Cisco Systems Steering Council. He is a regular lecturer at universities including the Wharton School of Business and companies including IBN on such topics as "The Internet and Its Future Role." Mr. Lewis received a BS in computer science from Fairleigh Dickinson University, and was honored with the University's prestigious "Pinnacle" award.

     Derrin R. Smith, Ph.D. is the Chief Executive Officer and Chairman of the Board of GETGO. Dr. Smith is active in software and telecommunications mergers, acquisitions and business development, with formal credentials in software and telecommunications systems engineering, as well as finance and economics. Dr. Smith's experience includes software and data systems research (under auspices of MIT Lincoln Laboratories, and MITRE national laboratory), architecture design for nationwide telecommunications networks (including market rollout and turn-up), and creation and direction of software "factories" to converge products for telephone/cable operations. Dr. Smith has served as an adjunct professor of graduate computer science at the University of Denver, and is currently serving as a member of the Computer Information Systems Advisory Board and Colorado Governor's first Telecommunications Advisory Board, and as Chairman of the DUET Conference, which is a senior executive summit on the telecommunications industry. On February 14, 2000, Dr. Smith was nominated for the Smithsonian Award: Innovation and Leadership in Science & Technology.

     Judah Klausner is the founder, CEO and Chairman of Visual Access Technologies, Inc. Visual Access was founded in 1994 to develop the technology and file related patents on the "Visual Access" protocol relative to linking voice data to visual identifying data for random demand of voice data. Previously, Mr. Klausner was president and CEO of Klausner Patent Technologies. Mr. Klausner is the inventor and owner of the original patent on the hand held electronic organizer, which he licensed to numerous companies to build and market products under his intellectual property. Companies that licensed with Mr. Klausner include: Casio Computer, all Databank organizers and data watches; Sharp Electronics, all Wizard and Memo-master products and organizers; Toshiba Electronics, all Memo-note products; Radio Shack/Tandy Corporation, all organizer products; Sony, Intelligent Dialer; Apple Computer, Newton; Rolodex, Electronic Organizer; Selectronics; and Telesis. Mr. Klausner received a B.A. in Philosophy and Musicology from New York University in 1973, and is a Graduate of Music Composition from the Royal Academy of Music in London.

Board Committees

     The Board of Directors has not established any committees at this time. However, prior to completion of the spin-off, our board intends to create an audit committee and a compensation committee.

     The audit committee will review the internal accounting procedures of Mobilentity and consult with and review the services provided by Mobilentity's independent accountants.

     The compensation committee will review and recommend to the board the compensation and benefits of all executive officers of Mobilentity, administer Mobilentity's stock-based incentive plans and establish and review general policies relating to compensation and benefits of employees of Mobilentity.

Stock Ownership of Directors and Executive Officers

     All of our common stock is currently owned by GETGO, and thus none of our officers, directors or director nominees own any of our common stock. To the extent our directors and officers own shares of GETGO common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of GETGO common stock.

     Mr. Paul Lewis and Derrin R. Smith, have each been awarded options to purchase shares of Mobilentity common stock. Further, two of the Company's former directors have each been granted options to purchase shares of Mobilentity common stock. For a more complete discussion of stock options see "Stock Options."

     The following table sets forth the number of shares of GETGO common stock beneficially owned on December 31, 2000 by each director, each of the executive officers named in the Summary Compensation Table in the "Executive Compensation" section below, and all of our directors, director nominees and executive officers as a group. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities. The total number of shares of GETGO common stock outstanding as of December 31, 2000 was 10,940,585.

                                        Shares of Mobilentity Beneficially Owned
Name of Beneficial Owner                Number                       Percentage
------------------------                ------                       ----------

Paul Lewis                              325,000(1)                      6.1%
Derrin R. Smith                          50,000(1)                      0.9%
Officers and Directors as a group
  (consisting of 2 persons)             375,000                         7.0%

(1)  Represents options to acquire shares of Mobilentity common stock.

Executive Compensation

         The following table sets forth compensation information for the chief executive officer of Mobilentity, based on salary and bonus compensation from Mobilentity for the year ended December 31, 2000.


                                                                                          Long Term
                                                   Annual Compensation                 Compensation
                                       -----------------------------------------------------------------------
                                                                             Other                 Securities
Name and                         Fiscal                                      Annual                Underlying
Principal Position               Year          Salary         Bonus          Compensation          Options
------------------               ----          ------         -----          ------------          -------

Paul Lewis                       2000          $81,666       $40,000                               325,000(1)
  Chief Executive Officer

----------
(1) Mr. Lewis was granted options to acquire 275,000 shares of Mobilentity at an exercise price of $0.001 per share, pursuant to his employment agreement, and options to acquire 50,000 shares at $0.10 per share as a director. Please see
"Employment Agreements" below for more specific information regarding the terms of these options.


Employment Agreements

     The Company has entered into an employment agreement with Paul Lewis. Mr. Lewis' employment agreement is for a two year term, is automatically renewable for one year increments, and provides for an annual salary of $140,000 per year pro-rated for the period from June 21, 2000, until December 31, 2000. The agreement also provided for an increase in salary to $200,000 per year commencing on January 1, 2001. Mr. Lewis was also paid a signing bonus of $15,000 upon signing the agreement. The terms of Mr. Lewis' employment agreement also provide for a bonus of $35,000 upon the demonstration to the sole satisfaction of the Corporation's Board of Directors, that the Corporation has tested and demonstrated that the Corporation's product, the GetGoMail(TM) card, has the ability to (I) receive e-mail sent from the internet via land line or cellular connection and (ii) receive voice mail form a telephone via land line or cellular connection. Mr. Lewis has met the conditions for payment of the $35,000 bonus paid. Under the employment agreement Mr. Lewis also received options as follows: (i) 125,000 shares of GETGO at a strike price of $0.001 per share, (ii) 125,000 shares of Mobilentity at a strike price of $0.001 per share,
(iii) 75,000 shares of GETGO at a strike price of $0.001 per share exercisable upon receipt of one or more customer purchase orders for the GetGo Mail card with an aggregate sum that is in excess of $250,000, (iv) 75,000 shares of Mobilentity at a strike price of $0.001 per share exercisable upon receipt of one or more customer purchase orders for the GetGo Mail card with an aggregate sum that is in excess of $250,000, (v) 75,000 shares of GETGO at a strike price of $0.001 per share exercisable upon completion of the spin-off, and (vi) 75,000 shares of Mobilentity at a strike price of $0.001 per share exercisable upon completion of the spin-off. The Company does not have any other employment agreements or arrangements.

     The Company has also entered into employment agreements with two of its employees. Each agreement is for a one year term, and is terminable at will by the Company. Further, the agreements provide for salary payments of $80,000 and $50,000, respectively. The agreements also granted stock options to each of these two employees as follows: (i) 25,000 vested at the time that the employees signed their employment agreements which are exercisable at a price of $2.00 per share, (ii) 25,000 will vest on June 30, 2001, and be exercisable at a price of $2.50 per share, (iii) 12,500 will vest on September 30, 2001, and be exercisable at a price of $3.00 per share, (iv) 12,500 will vest on December 30, 2001, and be exercisable at a price of $3.50 per share, (v) 12,500 will vest on March 31, 2002, and be exercisable at a price of $4.00 per share, and (vi) 12,500 will vest on June 30, 2002, and be exercisable at a price of $5.00 per share. Any unexercised options will be forfeited at the time that an employee ceases to be employed by Mobilentity.

Stock Options

     During the year ended December 31, 2000, the Company granted stock options to various individuals and entities. Information concerning stock options granted during 2000 is set forth below:

                       Number of
                       Securities                     Exercise
                       underlying stock   Date of     Price per
Name                   options granted    Grant       Share      Expiration Date
----                   ---------------    -----       -----      ---------------

Paul Lewis               275,000           6/1/2000    $0.001          2010
Paul Lewis                50,000          9/28/2000    $0.10           2010
Derrin R. Smith           50,000          9/28/2000    $0.10           2010
Chris Mendrop            125,000          9/28/2000    $0.10           2010
David Moeller             50,000          9/28/2000    $0.10           2010
Henry F. Schlueter       100,000          9/28/2000    $0.10           2010
Blake Street Securities   50,000          9/28/2000    $0.10           2010
Mark Brenner              62,500          9/28/2000    $0.10           2010
LKS Consulting            50,000          9/28/2000    $0.10           2010
Kevin Black              100,000         11/13/2000    (1)             2010
Frederick Scheel         100,000         10/20/2000    (1)             2010
John Callea               75,000          9/28/2000    $0.10           2010

----------

(1) Please see "Employment Agreements" above for additional information concerning the exercise prices for these options and the other terms and conditions of exercise.

Incentive Stock Option Plans

     Prior to the spin-off we intend to adopt both statutory and nonstatutory stock options plans that will provide for the issuance of options to our officers, directors, employees, and consultants.

                             PRINCIPAL STOCKHOLDERS

     Prior to the spin-off, all of the outstanding shares of our common stock will be owned by GETGO. In the spin-off, GETGO stockholders will receive 0.375 shares of Mobilentity common stock per share of GETGO Common Stock. The following table lists information about people that we expect to hold more than 5% of our common stock upon completion of the spin-off.


Identity of                                          Amount                             Percent of
persons or groups                           Beneficially Owned                          Class
----------------------------------------------------------------------------------------------------------

GetGo Inc.                                           500,000                            10%

Group consisting of                                  1,310,000 shares                   26%
Edward Ting, Viola Ting
and David Nominees
Limited

                          DESCRIPTION OF CAPITAL STOCK

     General. We are authorized to issue 60,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock is subject to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

     Common Stock. Prior to this offering there were 5,000,000 shares of common stock outstanding, all of which were held of record by GETGO. Following the merger with Visual Access Corp. there will be 10,000,000 shares of common stock outstanding with the shareholders of Visual Access Corp. holding 5,000,000 shares.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

     Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, the effects might include, among other things:

o    restricting dividends on our common stock;
o    diluting the voting power of our common stock;
o    impairing the liquidation rights of our common stock; or
o delaying or preventing a change in control of us without further action by the stockholders.

Anti-Takeover Effects of Our Certificate and Bylaws and Delaware Law

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

o    acquisition of us by means of a tender offer;
o    acquisition of us by means of a proxy contest or otherwise; or
o    removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of those proposals could result in an improvement of their terms.

Requirements for Advance Notification of Stockholder Nominations and Proposals

     Our bylaws contain advance notice procedures with respect to stockholder proposals at annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws also prohibit action by written consent of the stockholders following a public offering.

Delaware Anti-Takeover Law

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. GETGO is an "interested stockholder" for this purpose.

Elimination of Cumulative Voting

     Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Denver, Colorado 80209.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Mobilentity's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Mobilentity's bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate of Mobilentity, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, Mobilentity and may include directors and officers of Mobilentity, GETGO, Edward Ting and his affiliates, as well as significant stockholders of Mobilentity (if any).

     GETGO currently plans to complete its divestiture of Mobilentity approximately six months following this offering by distributing all of the shares of Mobilentity common stock owned by GETGO to the holders of GETGO's common stock. Shares of our common stock distributed to GETGO stockholders in the distribution generally will be freely transferable, except for shares of common stock received by persons who may be deemed to be affiliates. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The shares of our common stock held by GETGO are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

             MOBILENTITY'S RELATIONSHIP TO GETGO AFTER THE SPIN-OFF

     The spin-off, and the transactions being undertaken in connection with the spin-off, are being effected according to a Spin-off Agreement between Mobilentity and GETGO. In addition, we have entered into or will enter into ancillary agreements contemplated by the Spin-off Agreement and other agreements that will govern various ongoing relationships between us and GETGO.

     Below is a summary description of the Spin-off Agreement and some of the ancillary agreements. This description, which summarizes the material terms of those agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements. Some of these agreements, including the Spin-off Agreement and the forms of Shared Services Agreement and Tax Sharing and Disaffiliation Agreement, have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

Spin-Off Agreement

     The Spin-off Agreement will provide for, among other things, the principal corporate transactions required to effect the separation of Mobilentity's business from the remaining GETGO business, the spin-off and other agreements governing the relationship between Mobilentity and GETGO after the spin-off.

     Pursuant to the Spin-off Agreement, GETGO or its wholly-owned subsidiary GETGO Mail.Com USA, Inc. either has or will transfer to Mobilentity substantially all of the unified messaging assets, and Mobilentity will assume substantially all of the corresponding liabilities, of the unified messaging business. However, the information included in this prospectus, including our financial statements, assumes the completion of all such transactions.

     The GETGO board will have the sole discretion to determine the date of the spin-off. The spin-off is conditioned on, among other things, declaration of the spin-off by the GETGO board of directors. Other conditions to the spin-off include:

     - receipt of all material approvals and consents necessary to consummate the spin-off;

     - the absence of any prohibition of the spin-off by any law or governmental authority;

     - registration of our common stock under the Securities Act and the Exchange Act (which registration has been effected);

     - no other events or developments shall have occurred that, in the judgment of the GETGO board, would result in the spin-off having a material adverse effect on GETGO or on the stockholders of GETGO; and

     -    final approval by GETGO's board of directors of the spin-off.

     Even if all of the conditions to the spin-off are satisfied, GETGO has reserved the right to amend or terminate the Spin-off Agreement and the related transactions. The GETGO board of directors has not attempted to identify or establish objective criteria for evaluating the particular events or conditions that would cause the GETGO board of directors to consider amending or terminating the spin-off. Although the conditions described above may be waived by GETGO to the extent permitted by law, the GETGO board of directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.

     Subject to some exceptions, the Spin-off Agreement will provide for cross-indemnities principally designed to place financial responsibility for the liabilities of Mobilentity's business with Mobilentity and financial responsibility for the obligations and liabilities of GETGO's retained business with GETGO. Specifically, Mobilentity has agreed to assume liability for, and to indemnify GETGO against, any and all liabilities associated with Mobilentity's business. These liabilities include any litigation, proceedings or claims relating to the products, services and operations thereof whether or not the underlying basis for such litigation, proceeding or claim arose prior to or after the date of the transfer of the Mobilentity business by GETGO to Mobilentity. GETGO has agreed to indemnify Mobilentity against any and all liabilities associated with GETGO's retained business.

     The Spin-off Agreement will also provide that each of GETGO and Mobilentity will be granted access to some records and information in the possession of the other. This requires the retention by GETGO and Mobilentity, for a period of seven years following the spin-off, of the information in its possession relating to the other. Further, the party in possession of the information must use commercially reasonable efforts to notify the other party of its intention to dispose of such information and, with respect to tax information, the period shall be extended to one year after the expiration of the applicable statute of limitations.

     The Spin-off Agreement will also provide that for 18 months starting January 1, 2001, neither GETGO nor Mobilentity can solicit or recruit any of the employees of the other.

     The Spin-off Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management (or other mutually agreed) representatives of the parties. Disputes remaining unresolved are then to be submitted to mandatory mediation. If such efforts are not successful, any party may submit the dispute, controversy or claim to mandatory, binding arbitration, subject to the provisions of the Spin-off Agreement. The Spin-off Agreement contains procedures for the selection of a sole arbitrator of the dispute, controversy or claim and for the conduct of the arbitration hearing, including limitations on discovery rights of the parties. These procedures are intended to produce an expeditious resolution of any such dispute, controversy or claim.

Tax Sharing and Disaffiliation Agreement

     The GETGO and Mobilentity Tax Sharing and Disaffiliation Agreement will set forth the rights and obligations of GETGO and Mobilentity with respect to taxes imposed on their respective businesses both before and after the spin-off and with respect to "Restructuring Taxes." For purposes of the Tax Sharing and Disaffiliation Agreement, "Restructuring Taxes" are, in effect taxes and other liabilities imposed as a result of (1) the contribution of the Mobilentity assets to Mobilentity, and (2) the spin-off.

     General Taxes. Under the Tax Sharing and Disaffiliation Agreement, Mobilentity will be liable for and indemnify GETGO against any taxes (other than Restructuring Taxes) that are attributable to the business carried on by Mobilentity. GETGO will indemnify Mobilentity against any taxes (other than Restructuring Taxes) that are attributable to the business of GETGO. The Tax Sharing and Disaffiliation Agreement will provide that Mobilentity and GETGO are each liable for 50% of Restructuring Taxes.

     Administrative Matters. The Tax Sharing and Disaffiliation Agreement will also set forth the obligations of Mobilentity and GETGO with respect to the filing of tax returns, the administration of tax contests and other matters.

Shared Services Agreement

     GETGO and Mobilentity will enter into a Shared Services Agreement, pursuant to which GETGO will provide to Mobilentity administrative services that may be necessary to Mobilentity's business. GETGO will provide Mobilentity with, among other things certain accounting, tax, and legal services. This agreement will expire on June 30, 2001 unless the parties mutually agree upon a renewal. For accounting, tax and legal services GETGO will charge Mobilentity based on its direct expenses incurred in providing such services.


                                  LEGAL MATTERS

     The validity of our common stock to be distributed in the spin-off will be passed upon for us by Schlueter & Associates, Professional Corporation, Denver, Colorado.

                                     EXPERTS

     The financial statements as of December 31, 2000, and for the period since inception included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Stark Tinter & Associates, LLC, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about Mobilentity and its common stock, reference is made to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to the registration statement.

     As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain Internet sites at http://www.Mobilentity.net and http://www.Mobilentity.com. Our web sites and the information contained therein or connected thereto are not deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo Mail.com, Inc.)
                          (A Development Stage Company)
               For the Period From (Inception) January 21, 2000 to
                                December 31, 2000

                                Mobilentity, Inc.
                                Table of Contents


                                                                      Page
                                                                      ----

         Report of Independent Auditors                                F-1

         Balance Sheet                                                 F-2

         Statement of Operations                                       F-3

         Statement of Stockholder's (Deficit)                          F-4

         Statement of Cash Flows                                       F-5

         Notes to Financial Statements                                F-6-12

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Mobilentity, Inc.
(A Subsidiary of Getgo Mail.com, Inc.)


We have audited the accompanying balance sheet of Mobilentity, Inc. (A Development Stage Company) as of December 31, 2000, and the related statements of operations, stockholder's (deficit) and cash flows for the period from inception (January 21, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobilentity, Inc. (A Development Stage Company) as of December 31, 2000, and the results of its operations, and its cash flows for the period from inception (January 21, 2000) to December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a significant loss from operations and has negative working capital at December 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Stark Tinter & Associates, LLC
----------------------------------
Stark Tinter & Associates, LLC


Denver, Colorado
February 16, 2001

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo Mail.com, Inc.)
                          (A Development Stage Company)
                                  Balance Sheet
                                December 31, 2000


Assets

Current assets:
   Cash                                                             $   193,103
   Other current assets                                                   6,139
                                                                    -----------
      Total current assets                                              199,242
                                                                    -----------

Property and equipment, net                                              59,770
                                                                    -----------

Other assets
   Licenses and patents, net                                            400,194
                                                                    -----------

                                                                    $   659,206
                                                                    ===========

Liabilities and stockholder's (deficit)

Current liabilities:
   Accounts payable and accrued expenses                            $    95,257
   Amounts due to related party                                       1,518,786
                                                                    -----------
                                                                      1,614,043
                                                                    -----------

Stockholder's (deficit)
   Preferred stock, $.001 par value, undesignated,
      20,000,000 shares authorized, no shares
      issued or outstanding                                                --
   Common stock, $.001 par value,
      60,000,000 shares authorized,
      5,000,000 shares issued and outstanding                             5,000
   Deficit accumulated during the development stage                    (959,837)
                                                                    -----------
                                                                       (954,837)
                                                                    -----------

                                                                    $   659,206
                                                                    ===========

             See the accompanying notes to the financial statements.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo Mail.com, Inc.)
                          (A Development Stage Company)
                             Statement of Operations
      For the Period From Inception (January 21, 2000) to December 31, 2000



Revenue                                                             $      --
                                                                    -----------
Operating expenses:
   Selling, general and administrative expenses                         885,383
                                                                    -----------

(Loss) from operations                                                 (885,383)

Other expenses:
   Interest expense - related party                                      74,454
                                                                    -----------

Net (Loss)                                                          $  (959,837)
                                                                    ===========

Per share information - basic and fully diluted:

  Weighted average shares outstanding                                 5,000,000
                                                                    ===========
  Net (loss) per share                                              $     (0.19)
                                                                    ===========



             See the accompanying notes to the financial statements.


                                   Mobilentity, Inc.
                        (A Subsidiary of Getgo Mail.com, Inc.)
                             (A Development Stage Company)
                         Statement of Stockholder's (Deficit)
         For the Period From Inception (January 21, 2000) to December 31, 2000

                                                                  Deficit
                                                                 Accumulated
                                             Common Stock        During the
                                         ---------------------   Development
                                          Shares      Amount       Stage        Total
                                         ---------   ---------   ---------    ---------

Beginning balance                             --     $    --     $    --      $    --

Issuance of common shares at inception   5,000,000       5,000        --          5,000

Net (loss) for the period                     --          --      (959,837)    (959,837)
                                         ---------   ---------   ---------    ---------

Balance at December 31, 2000             5,000,000   $   5,000   $(959,837)   $(954,837)
                                         =========   =========   =========    =========



                See the accompanying notes to the financial statements.

                                         F-4

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo Mail.com, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
      For the Period From Inception (January 21, 2000) to December 31, 2000


Net (loss)                                                            $(959,837)
  Adjustments to reconcile net (loss) to net cash
  (used in) operating activities:
  Depreciation                                                            6,363
  Amortization                                                           38,802
  Value of Parent company stock options granted employee                218,625
  (Increase) in accounts receivable                                      (6,139)
  Increase in accounts payable and accrued expenses                      95,257
  Increase in accrued interest due to related parties                    74,454
                                                                      ---------
Net cash (used in) operating activities                                (532,475)
                                                                      ---------

Cash flows from investing activities:
  Acquisition of property and equipment                                 (66,133)
                                                                      ---------
Net cash (used in) investing activities                                 (66,133)
                                                                      ---------

Cash flows from financing activities:
  Proceeds from related party advances                                  786,711
  Proceeds from stock issuance                                            5,000
Net cash provided by financing activities                               791,711

Net increase in cash                                                    193,103

Beginning - cash balance                                                   --
                                                                      ---------
Ending - cash balance                                                 $ 193,103
                                                                      =========

Supplemental cash flow information:
  Cash paid for income taxes                                          $    --
  Cash paid for interest                                              $    --

Non cash investing and financing activities:
  Patents acquired for related party payable                          $ 438,996


             See the accompanying notes to the financial statements.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on January 21, 2000 as Levingston International Limited in the British Virgin Islands. On March 2, 2000 the Company changed its name to Getgo Mail.com USA, Inc. On December 31, 2000 the Company merged with Mobilentity, Inc. with Mobilentity, Inc. being the surviving entity. The Company is in the development stage and its intent is to develop, market and distribute mail Cards and enabling software for use by customers of providers of voice, e-mail, data and facsimile messaging services.

The Company is a wholly owned subsidiary of Getgo Mail.com Inc.

Revenue Recognition

The Company recognizes revenue when its products are delivered or services are provided.

Product Development Costs

The Company's web site will comprise multiple features and offerings when developed, and it is anticipated that the offerings will require future development and refinement. In connection with this development, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. All other costs will be reviewed for determination of whether capitalization or expense is appropriate.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                        Years
                                                       -------

                  Equipment                            5 to 7
                  Furniture and Fixtures                  7

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and accrued expenses and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. At December 31, 2000 the Company maintained a cash balance in an account that exceeded the federal insurance limit by $82,835.

Long Lived Assets

The carrying value of long lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on the undiscounted expected future cash flows from the impaired assets.

Net Income (Loss) per Common Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when common stock equivalents are anti dilutive they are not considered in the computation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Segment Information

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS No. 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


Comprehensive income

The Company follows Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. For all periods presented, there were no differences between reported net income and comprehensive income.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent Pronouncements

The FASB recently issued Statement No 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined if it will early adopt and what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policies.

Note 2. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a significant loss from operations. For the period ended December 31, 2000 the Company incurred a net loss of $959,837. In addition, the Company's current assets exceed its current liabilities at December 31, 2000 by $1,414,801. . The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attaining profitable operations.

The Company is pursuing financing for its operations and seeking additional private investments. Failure to secure financing or to raise additional equity capital may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2000:

           Furniture and fixtures                     $ 2,812
           Equipment                                   63,321
                                                      -------
                                                       66,133
           Less: accumulated depreciation               6,363
                                                      -------
                                                      $59,770
                                                      =======

Depreciation expense charged to operations was $6,363

Note 4. LICENSES AND PATENTS

During March 2000 the Company acquired licenses for patents for web mail cards and related items from its Parent for $438,996, which was the historical cost basis of the licenses to the Parent (see Note 5). The licenses are being amortized, using the straight-line method, over the remaining lives of the patents of 12 years through 2012. Amortization charged to operations during 2000 and accumulated amortization at December 31, 2000 was $38,802.

Pursuant to the licenses the Company is required to pay royalties of 3% of the net selling price of web mail cards sold outside of Asia and 7% of the net selling price of web mail cards sold in Asia. In addition, the Company is required to pay $1 for each virtual application specific integrated circuit sold.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


Note 5. AMOUNTS DUE TO RELATED PARTIES

At December 31, 2000 the company was indebted to its parent in the amount of $1,518,786 (including interest accrued at 8% per annum aggregating $74,454). The advance is payable on demand and resulted from the following:

     Cash advances                                               $  786,711
     Transfer of patent                                             438,996
     Value of parent company options granted employee
        (see note 8)                                                218,625
     Interest accrual                                                74,454
                                                                 ----------
                                                                 $1,518,786
                                                                 ==========


Note 6. STOCKHOLDERS' EQUITY

At December 31, 2000, the Company's $.001 par value common stock authorized was 60,000,000 shares with 5,000,000 shares issued and outstanding and the $.001 par value preferred stock authorized was 20,000,000 shares with no shares issued or outstanding.

The shares of common stock were issued for cash aggregating $5,000 to the Company's parent and sole shareholder.

Stock-Based Employee Compensation

During the period ended December 31, 2000 options to purchase the Company's common stock have been granted to employees and non-employees.

During June 2000 the Company granted employees options to purchase 275,000 shares of common stock exercisable at $.001 per share, the estimated fair market value of the stock at the date of grant, pursuant to an employment contract (see
Note 8). Of these options 125,000 vest immediately and 150,000 vest upon the occurrence of future specified events. The options expire in 2010.

During September 2000 the Company granted an employee options to purchase 100,000 shares of common stock exercisable at $.10 per share and certain non-employees options to purchase 450,000 shares of common stock exercisable at $.10 per share and 62,500 shares of common stock exercisable at $.50 per share, which exercise prices are greater than the estimated fair market value of the stock at the date of grant. The options vest immediately and expire in 2010.

During October and November 2000 the Company granted two employees options to purchase 200,000 shares of common stock exercisable at $.2.00 to $5.00 per share, which exercise prices are greater than the estimated fair market value of the stock at the date of grant, pursuant to employment contracts (see Note 8). Of these options 50,000 vest immediately and 150,000 vest over time through June 2002. The options expire in 2010.

The effect of applying SFAS No. 123 pro forma net loss as stated below is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net (loss) in would have been approximately the same as reported in the financial statements.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


A summary of stock option activity is as follows:

                                          Number       Weighted-       Weighted-
                                            of      average exercise    average
                                          shares         price        fair value
                                          ------         -----        ----------
     Balance at January 21, 2000             --           --              --
     Granted at below market value           --           --              --
     Granted at above market value        812,500          .643         $  .001
     Granted at market value              275,000          .001         $  .001
     Exercised                               --                           --
     Forfeited                               --                           --
     Balance at December 31, 2000       1,087,500       $  .643


The following table summarizes information about fixed-price stock options at December 31, 2000:

                       Outstanding                       Exercisable
                              Weighted-   Weighted-                Weighted-
                               Average     Average                  Average
Exercise         Number     Contractual   Exercise     Number      Exercise
Prices        Outstanding      Life        Price     Exercisable     Price
------        -----------      ----        -----     -----------     -----

$ .001          275,000       10 years      $.001      125,000       $.001
$ .10           550,000       10 years      $.10       550,000       $.10
$ .50            62,500       10 years      $.50        62,500       $.50
$2.00-$5.00     200,000       10 years      $3.06       50,000       $2.00


Note 7. INCOME TAXES

The provision for income taxes for the years presented has been computed in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. There are no material differences between financial statement income and taxable income.

The amounts shown for income taxes in the statements of operations differ from amounts that would be derived from computing income taxes at federal statutory rates. The following is a reconciliation of those differences.

   Tax at federal statutory rate           34%
   Net operating loss                     (34))

                                           --%
                                          =====

The Company currently has net operating loss carryforwards aggregating approximately $900,000 which expire in 2020. The deferred tax asset of approximately $300,000 related to this carryforward has been fully reserved.

                                Mobilentity, Inc.
                     (A Subsidiary of Getgo mail.com, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 2000


Note 8. COMMITMENTS

In September 2000, the Company signed a merger agreement with Visual Access Technologies, Inc., C-Voice, Inc., and Visual Access Corp. The merger agreement contemplates that C-Voice, Inc. and Visual Access Technologies, Inc. will transfer all of their intellectual property relating to unified messaging into Visual Access Corp. and that Visual Access Corp. will be merged into the Company (the "Merger"). The Merger is subject to various conditions including among others: (i) the distribution to the shareholders of the Company's parent of not less than 90% of the shares of the Company's common stock prior to the Merger, and (ii) the closing of a financing involving either equity or convertible debt with a third party investor or investors in which the Company receives minimum aggregate net proceeds of $8,000,000 in which not more than 20% of the Company's post merger common stock is either being issued or will be issued upon conversion. Further, the Merger is to be consummated by March 31, 2001, or the agreement to merge will terminate.

The Company has entered into an employment agreement with its chief executive officer for a two year term, which is automatically renewable for one year increments, and provides for an annual salary of $140,000 per year pro-rated for the period from June 21, 2000, until December 31, 2000. The agreement also provided for an increase in salary to $200,000 per year commencing on January 1, 2001. The employee was also paid a signing bonus of $15,000 upon signing the agreement. The terms of the employment agreement also provide for a bonus of $35,000 upon the demonstration to the sole satisfaction of the Corporation's Board of Directors, that the Corporation has tested and demonstrated that the Corporation's product, the GetGoMail card, has the ability to (i) receive e-mail sent from the internet via land line or cellular connection and (ii) receive voice mail form a telephone via land line or cellular connection. The employee has met the conditions for payment of the $35,000 bonus and this amount has been accrued at December 31, 2000. Under the employment agreement the employee also received options as follows: (i) 125,000 common shares of the Company's parent at a strike price of $0.001 per share, (ii) 125,000 common shares of the Company at a strike price of $0.001 per share, (iii) 75,000 common shares of the Company's parent at a strike price of $0.001 per share exercisable upon receipt of one or more customer purchase orders for the Getgo Mail card with an aggregate sum that is in excess of $250,000, (iv) 75,000 common shares of the Company at a strike price of $0.001 per share exercisable upon receipt of one or more customer purchase orders for the Getgo Mail card with an aggregate sum that is in excess of $250,000, (v) 75,000 common shares of the Company's parent at a strike price of $0.001 per share exercisable upon completion of the spin-off, and (vi) 75,000 common shares of the Company at a strike price of $0.001 per share exercisable upon completion of the spin-off. The Company recorded $218,625 in compensation expense related to the 125,000 options for the parent's common stock granted to the employee which represents the difference between the exercise price and the fair market value on the date of the grant (see Note 5).

The Company has also entered into employment agreements with two of its employees. Each agreements is for a one year term, and is terminable at will by the Company. Further, the agreements provide for salary payments of $80,000 and $50,000, respectively. The agreements also granted stock options to each of these two employees as follows: (i) 25,000 vested at the time that the employees signed their employment agreements which are exercisable at a price of $2.00 per share, (ii) ) 25,000 will vest on June 30, 2001, and be exercisable at a price of $2.50 per share, (iii) 12,500 will vest on September 30, 2001, and be exercisable at a price of $3.00 per share, (iv) ) 12,500 will vest on December 30, 2001, and be exercisable at a price of $3.50 per share, (v) 12,500 will vest on March 31, 2002, and be exercisable at a price of $4.00 per share, and (vi) 12,500 will vest on June 30, 2002, and be exercisable at a price of $5.00 per share. Any unexercised options will be forfeited at the time that an employee ceases to be employed.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 22. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     Section 107(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation and Bylaws of the registrant, copies of which are filed as exhibits to the Registration Statement, provide that each person who at any time is or was a director of the registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of the registrant, or is or was serving at the request of the registrant as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the registrant, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Amended and Restated Certificate of Incorporation and Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.

     The registrant has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the registrant, including liabilities arising under the Securities Act.


Item 23. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions):

S.E.C. Registration Fees                                              $      50
State Securities Laws Fees and Expenses (Blue Sky)                       10,000
Printing                                                                 15,000
Legal Fees                                                               40,000
Accounting Fees and Expenses                                              5,000
Transfer Agent's Fees and Costs of Certificates                           1,000
Miscellaneous Expenses                                                   10,000
                                                                         ------
         Total                                                        $  81,050
                                                                      =========

Item 24. Recent Sales of Unregistered Securities

     During the past three years, the Company has not engaged in the sale of any of its securities that were not registered under the Securities Act.

Item 25. Exhibits

         The following Exhibits are filed as part of the Registration Statement.

Exhibit
  No.                                   Document
  ---                                   --------



 3.1       Amended Certificate of Incorporation of the Company(1)

 3.2       Bylaws of the Company(1)

 4.1       Specimen Stock Certificate(1)

 5.1       Opinion of Schlueter & Associates, P.C. as to legality of Common
           Stock(2)

10.1       Form of Spin-off Agreement(2)

10.2       Employment Agreement of Paul Lewis(2)

10.3       Form of Tax Sharing & Disaffliation Agreement(2)

10.4       Form of Shared Services Agreement (2)

10.5       Form of Tax Sharing & Disaffliation Agreement (2)

23.1 Consent of Stark Tinter & Associates, LLC, independent certified public accountants for the Company(1)

23.2       Consent of Schlueter & Associates will be included in Exhibit 5.1(2)

24.1       Powers of Attorney(2)
--------------------------------------
(1)   Filed herewith
(2)   To be filed by amendment

Item 26. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on March 7, 2001.

                                         MOBILENTITY, INC.



                                         By: /s/ Paul Lewis
                                             -----------------------------------
                                             Paul Lewis, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                          Title                             Date
   ---------                          -----                             ----



/s/ Paul Lewis                Director, Chief Executive Officer        3/7/2001
--------------------          Chief Financial Officer, and
Paul Lewis                    Principal Accounting Officer



/s/ Derrin R. Smith           Director                                3/7/2001
--------------------
Derrin R. Smith